CREDIT AND SECURITY AGREEMENT
                       Dated as of November 30, 1994

          This Credit and Security Agreement is made by and among CAPITAL ASSOCIATES INTERNATIONAL, INC., a Colorado corporation (the "Borrower") and each of the financial institutions appearing on the signature pages hereof, together with all Additional Lenders as may from time to time become a party to this Agreement pursuant to the terms and conditions of Section
12.11 (herein collectively called the "Lenders" and individually each called a "Lender") and NORWEST BANK COLORADO, NATIONAL ASSOCIATION, a national banking association, in its separate capacity as agent for the Lenders (in such capacity, the "Agent") and NORWEST EQUIPMENT FINANCE, INC., a Minnesota corporation, in its separate capacity as collateral agent for the Lenders (in such capacity, the "Collateral Agent").

                                 ARTICLE I

                                Definitions

          Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in the preamble hereto have the meanings therein assigned to them;

          (b) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

          (c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and

          (d) all accounting terms, unless otherwise specified, shall be deemed to refer to a Person and its Subsidiaries on a consolidated basis in accordance with GAAP.

          "Accounts" means the aggregate unpaid obligations of customers and other account debtors of the Borrower arising out of the sale or lease of goods or rendition of services by the Borrower on an open account or deferred payment basis.

          "Additional Lender" has the meaning specified in Section 12.11.

          "Administrative Address" means, with respect to the Collateral Agent, the notice address specified as such opposite the Collateral Agent's name on the signature pages hereof.

          "Advance" means a loan of funds by a Lender to the Borrower pursuant to Article III or Article IV, as the context may require, including both Working Capital Advances and Warehousing Advances.

          "Agent" has the meaning specified in the preamble.

          "Agents" means the Agent and the Collateral Agent, collectively.

          "Agreement" means this Credit and Security Agreement and all exhibits, amendments and supplements hereto.

          "Aircraft" means the Leased Aircraft and the Inventory Aircraft, all as described in the Aircraft Security Agreement.

          "Aircraft Security Agreement" means that certain security agreement of even date herewith describing the Aircraft and granting to the Lenders a first perfected security therein.

          "Assumption Certificate" has the meaning specified in Section
12.11.
          "Base Rate" means the rate of interest publicly announced from time to time by the Agent as its "base rate" or "prime rate", or, if the Agent ceases to announce a rate so designated, any similar successor rate designated by the Agent.

          "Borrower" has the meaning specified in the preamble.

          "Borrowing" means a Working Capital Borrowing or a Warehousing Borrowing by the Borrower, as the context may require.

          "Borrowing Base" means, the lesser of (i) the Warehousing Commitment Amount, or (ii) ninety-seven and one-half percent (97.50%) of the Lease Value of Eligible Warehousing Leases.

          "Borrowing Base Certificate" means a certificate in substantially the form attached hereto as Exhibit A, duly completed and certified by the Borrower, pursuant to which the Borrower sets forth its Warehousing Leases, Eligible Warehousing Leases, outstanding Warehousing Advances and applicable Borrowing Base as of a particular date.

          "Business Day" means any day other than a Saturday or Sunday on which national banks are open for business in Minneapolis, Minnesota and Denver, Colorado and, if such day relates to a LIBO Term Loan or fixing of a LIBO Rate, a day on which dealings in U.S. dollar deposits are carried on in the London interbank eurodollar market.

          "Cash Flow Available for Interest" of any Person means, with respect to the applicable Covenant Computation Period, the sum of such Person's Pre-Tax Earnings and Interest Expense.

          "Cash Flow Coverage Ratio" means, as of the date of determination, the ratio of the Parent's consolidated Net Cash Flow to its Debt Service Requirements for the applicable Covenant Computation Period.

          "Closing Date" means the date of execution and delivery of this Agreement by all parties hereto.

          "Collateral" means all of the Equipment, Residual Equipment, Residual Equipment Interests, Aircraft, General Intangibles, Inventory, Receivables, Leases and Equity Interests owned by the Borrower, together with all substitutions and replacements for and products of any and all of the foregoing and together with proceeds of any and all of the foregoing and, in the case of tangible Collateral, together with all accessions and
(i) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any such goods and (ii) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods.

          "Collateral Account" means a depositary account in the name of and under the sole and exclusive control of the Agent, established by the Agent as a depository for payments received under Leases for application to outstanding Advances.

          "Collateral Account and Lockbox Agreement" means an agreement of even date herewith, duly executed by the Borrower and the Agent, pursuant to which the Lockbox and the Collateral Account will be established in the name and under the sole and exclusive control of the Agent.

          "Collateral Agent" has the meaning specified in the preamble.

          "Collateral Coverage Certificate" means a certificate in substantially the form attached hereto as Exhibit B, duly completed and certified by the Borrower, pursuant to which the Borrower sets forth its Working Capital Leases, Eligible Working Capital Leases, Other Investment Assets, Eligible Other Investment Assets, the applicable valuation thereof and the Collateral Coverage Ratio with respect thereto as of a particular date.

          "Collateral Coverage Ratio" means, as of the date of determination, the ratio of (i) the sum of (A) the Lease Value of all Eligible Working Capital Leases and (B) the Collateral Value of all Eligible Other Investment Assets to (ii) the outstanding principal balance of the Term Loans and Working Capital Advances as of such date.

          "Collateral Value" means, as of the date of determination, the sum of (i) the Present Value of those Eligible Other Investment Assets which are income producing financial assets, (ii) the fair market value of the Inventory Aircraft (established pursuant to an appraisal or other information provided by the Borrower to, and approved by, the Collateral Agent), (iii) the Present Value of the Residual Value of all Residual Equipment owned by the Borrower and (iv) fifty percent (50%) of the Present Value of the Residual Value of all Residual Equipment Interests owned by the Borrower, in each such case established to the reasonable satisfaction of the Collateral Agent.

          "Commitment" means, with respect to a Lender, the Term Loan Commitment, Working Capital Commitment or Warehousing Commitment of such Lender, as the context may require.

          "Commitment Amount" means the Term Loan Commitment Amount, Working Capital Commitment Amount or Warehousing Commitment Amount, as the context may require.

          "Commitment Termination Date" means the earliest of: (i) November 30, 1995 or (ii) the date on which the Working Capital Commitments and the Warehousing Commitments are terminated in full or reduced to zero pursuant to Section 5.2(a).

          "Covenant Computation Period" means the twelve (12) consecutive calendar months ending with the month immediately preceding the month in which a computation is made.

          "Debt" shall mean as to any Person, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all capitalized lease obligations of such Person,
(v) all Debt of others secured by a lien on any asset of such Person, whether or not such Debt is assumed by such Person, (vi) all Debt of others guaranteed by such other Person, (vii) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted (i.e., take-or-pay and similar obligations), (viii) all obligations of such Person under any interest rate swap program or any similar agreement, arrangement or undertaking relating to fluctuations in interest rates and (ix) all obligations of such Person to advance funds to, or purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person; excluding, however, all Non-Recourse Debt.

          "Debt Service Requirements" of any Person means, with respect to the applicable Covenant Computation Period, the sum of Interest Expense for the Working Capital Facility and the Term Loan Facility and scheduled principal payments under the Term Loan Facility for such period.

          "Default" means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

          "Default Rate" means the interest rate applicable to Term Loans, Working Capital Advances and Warehousing Advances from and after the occurrence of an Event of Default, as specified in Sections 2.8(c), 3.4 and 4.4.

          "Eligible Lease" means a Working Capital Lease or a Warehousing Lease, as the context may require, meeting the requirements set forth in
Section 6.3, except that in no event shall any of the following be deemed an Eligible Lease:

          (i) a Lease with respect to which the first or second payment thereunder is more than sixty (60) days past due or with respect to which any payments other than the first or second payment is more than forty-five (45) days past due;

          (ii) a Lease with respect to which a non-payment default has occurred and is existing thereunder;

          (iii) a Lease with respect to which the Lessee is asserting or has any basis to assert any defense, set-off, claim, counterclaim or contra account as to its obligations thereunder;

          (iv) a Lease under which the Lessee or the Related Equipment with respect thereto, is located outside the United States or is a unit of government, whether foreign or domestic, or is a shareholder, subsidiary, affiliate, officer or employee of the Borrower or any Guarantor;

          (v) a Lease under which the Lessee is the subject of bankruptcy proceedings or has gone out of business;

          (vi) a Lease that has been restructured, extended, amended or modified as a result of the Lessee's inability to make payment in accordance with the original terms thereof;

          (vii) a Lease, or the Related Equipment with respect thereto, which is not subject to a duly perfected security interest in favor of the Lenders or which is subject to any lien, security interest, claim or right in favor of any Person other than the Lenders;

          (viii) a Lease that is a Warehousing Lease and that has been included in the Borrowing Base for more than three hundred sixty
          (360) days;

          (ix) a Lease from a Lessee if the total unpaid amount due under all Leases from such Lessee, in the aggregate including such Lease, exceeds (A) $5,000,000 if the Lessee is a one (1) or two
          (2) rated credit under the Borrower's credit approval standards (as described in Section 6.5), (B) $5,000,000 if the Borrower has obtained from a creditworthy Person a commitment to purchase or provide Non-Recourse Debt to finance within sixty (60) days, all such Leases in excess of $3,000,000, and such Leases are purchased or financed by such Person as provided in such commitment or (C) $3,000,000 in all other cases; and

          (x) a Lease from a Lessee if twenty percent (20%) or more of the total amount due under all Leases from such Lessee is ineligible under clauses (i), (ii) or (iii) above.

          "Eligible Other Investment Asset" means:

          (a) with respect to Inventory Aircraft, such Inventory Aircraft in which the Lenders have a perfected first Security Interest;

          (b) with respect to Residual Equipment, such Residual Equipment is subject to a current, enforceable lease which is not in default;

          (c) with respect to Residual Equipment Interests, such Residual Equipment Interests which relate to Equipment subject to a current lease which is not in default;

          (d) with respect to income producing financial assets (including promissory notes, management fee agreements, partnership interests and the like), such income producing financial assets in which the Lenders have a perfected first Security Interest, and notice of the Lenders' rights therein has been provided to, and acknowledged by, the respective obligor thereunder, except that in no event shall any of the following, to the extent appropriate, be deemed an Eligible Other Investment Asset:

          (i) an Other Investment Asset with respect to which a payment to the Borrower is more than thirty (30) days past due;

          (ii) an Other Investment Asset with respect to which a non-payment default has occurred and is existing thereunder;

          (iii) an Other Investment Asset with respect to which the obligor thereunder is asserting or has any basis to assert any defense, setoff, claim, counterclaim or contra account as to its obligations thereunder;

          (iv) an Other Investment Asset under which the obligor thereunder is the subject of bankruptcy proceedings or has gone out of business; and

          (v) an Other Investment Asset that has been restructured, extended, amended or modified as a result of the inability of obligor thereunder to make payment in accordance with the original terms thereof.

          "Eligible Warehousing Lease" means an Eligible Lease that has been designated by the Borrower as a Warehousing Lease pursuant to a Transmittal Letter.

          "Eligible Working Capital Lease" means an Eligible Lease that has been designated by the Borrower as a Working Capital Lease pursuant to a Transmittal Letter.

          "Equipment" means all of the Borrower's equipment (including without limitation all Aircraft, Related Equipment and Residual Equipment) as that term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and record keeping equipment, parts, tools, supplies, and including specifically, without limitation, all equipment described in or subject to any Lease.

          "Equity Interests" means each and every equity interest of the Borrower in or to a corporation, general partnership, limited partnership, limited liability company, or other investment vehicle, whether such equity interest now exists or hereafter arises, whether such interest is evidenced by stock certificates, partnership certificates, or other evidences of ownership, together with each and every right to payment of income and profits, return of capital and other rights to distribution thereunder, including without limitation each and every such interest evidenced by certificates from time to time delivered by the Borrower to either Agent.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Event of Default" has the meaning specified in Section 11.1 hereof.

          "Facility" means the Term Loan Facility, Working Capital Facility or Warehousing Facility, as the context may require.

          "Federal Funds Rate" means at any time an interest rate per annum equal to the weighted average of the rates for overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; it being understood that the Federal Funds Rate for any day which is not a Business Day shall be the Federal Funds Rate for the next preceding Business Day.

          "Financing Cash Flow" means all payments and advances by the Parent or any of its consolidated Subsidiaries relating to Debt, including (without limitation) cash Interest Expense.

          "Floating Rate Term Loan" means any Term Loan which bears interest at a rate determined by reference to the Term Loan Floating Rate.

          "GAAP" means generally accepted accounting principles.

          "General Intangibles" means all of the Borrower's general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including (without limitation) all present and future patents, patent applications, copyrights, trademarks, trade names, trade secrets, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use the Borrower's name and the goodwill of the Borrower's business.

          "Guarantors" means the Parent, CAI Equipment Leasing I Corp., CAI Equipment Leasing III Corp., CAI Equipment Leasing IV Corp., CAI Partners Management Company, Capital Equipment Corporation, and CAI Lease
Securitization I Corp.

          "Guaranty" means a guaranty agreement of even date herewith of a Guarantor pursuant to which, among other things, such Guarantor guaranties the full and prompt payment when due of all Obligations.

          "Interest Coverage Ratio" of any Person means the ratio of such Person's Cash Flow Available for Interest to the Interest Expense of such Person.

          "Interest Expense" means, with respect to the applicable Covenant Computation Period, the total gross interest expense of such Person during such period, and shall in any event include, without limitation, (i) interest expenses (whether or not paid) on all Debt, (ii) the amortization of Debt discounts, (iii) the amortization of all fees payable in connection with the incurrence of Debt to the extent not otherwise included in interest expense under clause (i) above and (iv) that portion of any capitalized lease obligations allocable under GAAP to interest expense; excluding, however, interest expense on any Non-Recourse Debt.

          "Interest Period" means, relative to any LIBO Term Loan, the period beginning on (and including) the date on which such LIBO Term Loan is made or continued as, or converted into, a LIBO Term Loan pursuant to Sections 2.3, 2.4 or 2.5 and shall end on (but exclude) the day which numerically corresponds to such date one (1), two (2) or three (3) months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Sections 2.3, 2.4 or 2.5; provided, however, that:

          (i) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than three (3) different dates;

          (ii) if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day; and

          (iii) no Interest Period may end later than the Commitment Termination Date.

          "Inventory" means all of the Borrower's inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for lease, sale, or under service contracts or for manufacture or processing, wherever located.

          "Inventory Aircraft" means each and every aircraft owned by the Borrower which is not being leased by the Borrower to a Lessee pursuant to a Lease.

          "Lease" means any Lease under which the Borrower has leased an item of Related Equipment to a Lessee, whether the Borrower is the initial lessor thereunder or is an assignee of the original lessor, whether or not such lease would be a "true lease" for federal income tax purposes.

          "Lease Cash Flow" means, with respect to amounts retained by the Parent and its consolidated Subsidiaries, the sum of (i) payments of rent from Leases, (ii) payments of basic rent and proceeds from sales from both Residual Equipment Interests and Residual Equipment and (iii) net cash flow from sales of Equipment to private investors.

          "Lease Collateral" means each and every guaranty, security interest, mortgage or other security securing payment and performance of a Lessee's obligations under a Lease.

          "Lease Value" means, with respect to a Lease, the Present Value of the sum of (i) the aggregate unpaid payments of basic rent under such Lease from the date of determination through the scheduled expiration date thereof, (ii) the fixed purchase price (if any) the Lessee is obligated to pay under the terms of the Lease, (iii) all accrued but unpaid payments of basic rent which are less than the applicable period of time which would render such Lease not an Eligible Lease as of the date of determination and
(iv) either (a) in the case of Warehousing Leases, fifty percent (50%) of the Residual Value of the Related Equipment subject to such Lease or (b) in the case of Working Capital Leases, one hundred percent (100%) of the Residual Value of the Related Equipment subject to such Lease. For purposes of the foregoing, basic rent under a Lease means rental payments for the use of the Related Equipment, exclusive of any portion thereof relating to sales or use taxes, maintenance, licensing fees, late charges or any other similar matters.

          "Leased Aircraft" means each aircraft owned by the Borrower which constitutes an item of Related Equipment.

          "Lender" has the meaning specified in the preamble.

          "Lessee" means the lessee or lessees under a Lease.

          "Leverage Ratio" means, the ratio of (i) all Debt of the Parent and its consolidated Subsidiaries Debt, to (ii) the Total Shareholders' Equity of the Parent and its consolidated Subsidiaries.

          "LIBO Rate" means the annual rate equal to the sum of (i) the rate obtained by dividing (a) the rate (rounded up to the nearest 1/16 of 1%) determined by the Agent to be the average rate at which U.S. dollar deposits are offered to the Agent by major banks in the London interbank eurodollar market for funds to be made available on the first day of any Interest Period in an amount approximately equal to the Agent's portion of the amount for which a LIBO Rate quotation has been requested and maturing at the end of such Interest Period, by (b) a percentage equal to 100% minus the Federal Reserve System reserve requirement (expressed as a percentage) applicable to such deposits, and (ii) three and three quarters percent (3.75%).

          "LIBO Term Loan" means any Term Loan which bears interest at a rate determined by reference to the LIBO Rate.

          "Loan Documents" means this Agreement, the Notes, the Guaranties, the Aircraft Security Agreement and the Pledge and Security Agreements.

          "Lockbox" means an account established by the Agent pursuant to the Collateral Account and Lockbox Agreement into which Lessees under Leases will be directed to make payment.

          "Net Cash Flow" of any Person means, with respect to the applicable Covenant Computation Period, Lease Cash Flow plus Public Income Fund Cash Flow less all Other Cash Flow (excluding Financing Cash Flow).

          "Non-Recourse Debt" means any Debt of a Person pursuant to which the holder thereof has irrevocably relinquished all rights to recover any portion thereof from such Person or from any assets of such Person (other than assets which constitute security for any such Debt) and with respect to which such Person shall have no direct or indirect personal liability for the payment or performance thereof, other than liability based solely and exclusively on such Person's fraud, misapplication of assets or such other specified acts by such Person as may be usual and customary exceptions to the non-recourse provisions of non-recourse debt instruments.

          "Non-Residual Collateral Coverage Ratio" means, as of the date of determination, the Collateral Coverage Ratio calculated by excluding the Residual Value of all Related Equipment, Residual Equipment and Residual Equipment Interests from the numerator thereof.

          "Note" means a Term Note, Working Capital Note or Warehousing Note, as the context may require.

          "Obligations" means each and every debt, liability and obligation of every type and description arising under or in connection with any of the Loan Documents, which the Borrower may now or at any time hereafter owe to the Lenders whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, all indebtedness, liabilities and obligations of the Borrower arising under or evidenced by the Notes.

          "Other Cash Flow" means other cash paid or received by the Parent and its consolidated Subsidiaries, including for example, (i) property and sales taxes, (ii) federal and state income taxes, (iii) general and administrative expenses, (iv) investor payments, and (v) other (excluding Financing Cash Flow).

          "Other Investment Assets" means the Inventory Aircraft, Residual Equipment, Residual Equipment Interests, those certain Equity Interests of the Borrower, promissory notes payable to the order of the Borrower (and delivered to and in the possession of the Collateral Agent) and other assets pledged to the Lenders pursuant to a Pledge and Security Agreement, as are approved by the Collateral Agent and specifically identified in the most recent Collateral Coverage Certificate delivered by the Borrower to the Agent.

          "Parent" means Capital Associates, Inc.

          "Parent Demand Notes" means those certain demand notes payable by the Parent to certain Subsidiaries of the Parent, as described and identified in Schedule 10.0.

          "Percentage" means, as to any Lender, the percentage set forth opposite such Lender's signature on this Agreement or on an Assumption Certificate, as the case may be, representing the ratio of such Lender's Commitment with respect to a Facility to the Commitment Amount with respect to such Facility.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Plan" means an employee benefit plan or other plan maintained for employees of the Borrower and covered by ERISA.

          "Pledge and Security Agreement" means a pledge and security agreement of even date herewith of a Guarantor pursuant to which, among other things, such Guarantor grants the Lenders a security interest in certain of the Guarantor's assets to secure payment of all Obligations of the Borrower hereunder and all obligations of the Guarantor under its Guaranty.

          "Present Value" means, as of the date of determination, the estimated current value of an asset based upon the amount of the payments to be made thereunder, and the date on which such payments are scheduled to become due and payable, using a discount factor equal to the sum of the Base Rate and one-half of one percent (.50%).

          "Pre-Tax Earnings" of any Person means, with respect to a Covenant Computation Period, such Person's earnings from continuing operations, plus any taxes and extraordinary or non-cash loss or expense paid or incurred by such Person, less any extraordinary, non-operating and non-cash income claimed or earned by such Person, all as determined in accordance with GAAP.

          "Public Income Fund Cash Flow" means cash received by the Parent and its consolidated Subsidiaries for (i) management fees, (ii) acquisition fees, (iii) general partner distributions, and (iv) limited partner distributions less cash paid for Class B contributions and organization and offering costs.

          "Receivables" means each and every right of the Borrower to the payment of money, whether such right to payment now exists or hereafter arises, or whether such right to payment arises out of a Lease, a sale or lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by the Borrower or by some other person who subsequently transfers such person's interests to the Borrower, or whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests, including all liens and security interests, which the Borrower may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor, all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

          "Related Equipment" means, with respect to a Lease, Equipment that is the subject of that Lease.
          "Reportable Event" shall have the meaning assigned to that term in ERISA.

          "Required Lenders" means, at any time, one or more of the Lenders holding at least 71% of the then aggregate outstanding principal amount of the Notes then held by the Lenders, or, if no such principal amount is then outstanding, one or more of the Lenders having at least 71% of the Commitments.

          "Residual Equipment" means Equipment which is (i) owned by the Borrower, (ii) located in the United States and (iii) subject to a perfected Security Interest in favor of the Lenders and with respect to which the Borrower has (a) granted the provider of Non-Recourse Debt a first prior security interest or (b) sold all of its rights to payment under the related Lease covering such item of Equipment and, in either such case, has retained the right to own, re-lease or sell such item of Equipment free and clear of any other competing interest upon termination of the Lease to which such Equipment is subject.

          "Residual Equipment Interests" means all rights of the Borrower to share in the remaining value of leased Equipment which has been sold by the Borrower to another lessor and which interest of the Borrower is set forth in a legal, valid and binding written agreement between the Borrower and the purchaser of such lease.

          "Residual Value" means, with respect to Related Equipment, Residual Equipment or Residual Equipment Interests, the Borrower's booked residual value of the Borrower's interest in such Equipment as of the scheduled expiration date of the lease to which such Equipment is subject; provided, however, that in no event shall such Residual Value exceed forty percent (40%) of the original cost of such Equipment.

          "Security Interest" has the meaning specified in Section 6.1.

          "Subsidiary" means any corporation of which more than fifty percent (50%) of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Parent or the Borrower, by the Parent or the Borrower and one or more Subsidiaries, or by one or more other Subsidiaries.

          "Tangible Net Worth" means the value of all tangible assets of a Person, which, in accordance with GAAP, are tangible assets, after deducting adequate reserves in each case where a reserve is proper under GAAP, minus all Debt and all Non-Recourse Debt of such Person; provided, however, that (i) inventory shall be taken into account on the basis of its cost or current market value, whichever is lower, (ii) in no event shall there be included as such tangible assets, patents, trademarks, trade names, copyrights, licenses, goodwill, deferred charges or treasury stock or any securities unless the same are readily marketable in the United States of America or entitled to be used as a credit against federal income tax liabilities, (iii) securities included as such tangible assets shall be taken into account at their current market price or cost, whichever is lower and (iv) any write-up in the book value of any assets shall not be taken into account.

          "Term Loan" means a loan of funds by a Lender to the Borrower pursuant to Article II.

          "Term Loan Commitment" means, with respect to a Lender, the commitment of such Lender to make Term Loans to the Borrower in the aggregate amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on the signature pages hereof or on an Assumption Certificate, as the case may be.

          "Term Loan Commitment Amount" means the lesser of (i) the aggregate of all Term Loan Commitments of the Lenders, as set forth on the signature pages hereof, or on an Assumption Certificate, as the case may be, or (ii) Fifteen Million Dollars ($15,000,000), being the maximum aggregate amount of the Term Loan Commitments of all Lenders, subject to reduction in accordance with Section 5.2(a).

          "Term Loan Facility" means the obligation of the Lenders to make Term Loans, and the right of the Borrower to obtain Term Loans, pursuant to
Article II.

          "Term Loan Floating Rate" means an annual rate equal to the sum of the Base Rate plus three-quarters of one percent (.75%), which Term Loan Floating Rate shall change when and as the Base Rate changes.

          "Term Loan Maturity Date" means November 30, 1997, being the date on which the final installment of outstanding principal of the Term Loans becomes finally due and payable.

          "Term Note" means a promissory note of the Borrower payable to a Lender in the amount of such Lender's Term Loan Commitment, in substantially the form of Exhibit C-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate indebtedness of the Borrower resulting from outstanding Term Loans made by such Lender, including any promissory note accepted from time to time by such Lender in substitution therefor or in renewal thereof.

          "Total Shareholders' Equity" of any Person means the amount shown on such line (or on the comparable line) of such Person's balance sheet.

          "Transmittal Letter" means a letter of transmittal addressed to the Collateral Agent in substantially the form attached hereto as Exhibit D, duly completed and executed by the Borrower, pursuant to which the Borrower delivers possession of the original of a Lease to the Collateral Agent and, among other things, designates such Lease as a "Warehousing Lease" or a "Working Capital Lease."

          "Type of Term Loan" has the meaning given in Section 2.2.

          "UCC" means the Uniform Commercial Code as in effect from time to time in the State of Colorado, or in any other state whose laws are held to govern this Agreement, the Security Interest or any portion thereof.

          "Warehousing Advance" means a loan of funds by a Lender to the Borrower pursuant to Article IV.

          "Warehousing Borrowing" means a Borrowing by the Borrower pursuant to Article IV, consisting of Warehousing Advances made to the Borrower by each of the Lenders concurrently, in accordance with their respective Percentages.

          "Warehousing Commitment" means, with respect to a Lender, the commitment of such Lender to make Warehousing Advances to the Borrower in the aggregate amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on the signature pages hereof or on an Assumption Certificate, as the case may be.

          "Warehousing Commitment Amount" means the lesser of (i) the aggregate of all Warehousing Commitments of the Lenders, as set forth on the signature pages hereof, or on an Assumption Certificate, as the case may be, or (ii) Thirty Million Dollars ($30,000,000), being the maximum aggregate amount of the Warehousing Commitments of all Lenders, subject to reduction in accordance with Section 5.2(a).

          "Warehousing Facility" means the obligation of the Lenders to make Warehousing Advances, and the right of the Borrower to obtain Warehousing Advances, pursuant to Article IV.

          "Warehousing loating Rate" means an annual rate equal to the sum of the Base Rate plus one-half of one percent (.50%), which Warehousing Floating Rate shall change when and as the Base Rate changes.

          "Warehousing Lease" means a Lease which the Borrower has delivered to the Collateral Agent pursuant to a Transmittal Letter designating such Lease as a "Warehousing Lease" for purposes of this Agreement.

          "Warehousing Note" means a promissory note of the Borrower payable to a Lender in the amount of such Lender's Warehousing Commitment, in substantially the form of Exhibit C-3 (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate indebtedness of the Borrower resulting from outstanding Warehousing Advances made by such Lender, including any promissory note accepted from time to time by such Lender in substitution therefor or in renewal thereof.

          "Working Capital Advance" means a loan of funds by a Lender to the Borrower pursuant to Article III hereof.

          "Working Capital Borrowing" means a Borrowing by the Borrower pursuant to Article III, consisting of Working Capital Advances made to the Borrower by each of the Lenders concurrently, in accordance with their respective Percentages.

          "Working Capital Commitment" means, with respect to a Lender, the commitment of such Lender to make Working Capital Advances to the Borrower in the aggregate amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on the signature pages hereof or on an Assumption Certificate, as the case may be.

          "Working Capital Commitment Amount" means the lesser of (i) the aggregate of all Working Capital Commitments of the Lenders, as set forth on the signature pages hereof or on an Assumption Certificate, as the case may be, or (ii) Five Million Dollars ($5,000,000), being the maximum aggregate amount of the Working Capital Commitments of all Lenders, subject to reduction in accordance with Section 5.2(a).

          "Working Capital Facility" means the obligation of the Lenders to make Working Capital Advances, and the right of the Borrower to obtain Working Capital Advances, pursuant to Article III.

          "Working Capital Floating Rate" means an annual rate equal to the sum of the Base Rate plus three-quarters of one percent (.75%), which Working Capital Floating Rate shall change when and as the Base Rate changes.

          "Working Capital Lease" means a Lease which the Borrower has delivered to the Collateral Agent pursuant to a Transmittal Letter designating such Lease as a "Working Capital Lease" for purposes of this Agreement.

          "Working Capital Note" means a promissory note of the Borrower payable to a Lender in the amount of such Lender's Working Capital Commitment, in substantially the form of Exhibit C-2 (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate indebtedness of the Borrower resulting from outstanding Working Capital Advances made by such Lender, including any promissory note accepted from time to time by such Lender in substitution therefor or in renewal thereof.

                                ARTICLE II

                            TERM LOAN FACILITY

          Section 2.1 Term Loan Commitments. Each Lender hereby agrees, severally but not jointly, on the terms and subject to the conditions herein set forth, to make Term Loans to the Borrower on the Closing Date in an amount equal to such Lender's Term Loan Commitment. The Lenders' Commitment to make the Term Loans to the Borrower is not a revolving commitment and, upon any repayment of outstanding principal of the Term Loans, the Borrower may not reborrow any such repaid principal of the Term Loans.

          Section 2.2 Various Types of Fundings. The Term Loans shall be funded by the Lenders as either Floating Rate Term Loans or LIBO Term Loans (each being herein called a "Type of Term Loan"), as the Borrower shall specify pursuant to Section 2.3, 2.4 or 2.5. Floating Rate Term Loans and LIBO Term Loans may be outstanding at the same time. It is understood, however, that in the case of LIBO Term Loans, not more than three (3) different Interest Periods shall be outstanding at any one time, and the aggregate principal amount of Term Loans subject to a specified Interest Period shall be at least in an amount equal to $1,000,000 or a higher integral multiple of $100,000.

          Section 2.3 Procedures for Borrowing. The Borrower shall give notice to the Agent not later than 10:30 a.m., Denver, Colorado time, on the Closing Date if the Term Loans are to bear interest initially at a Term Loan Floating Rate, and not later than 2:00 p.m., Denver, Colorado, time at least three (3) Business Days prior to the Closing Date if the Term Loans (or any portion thereof) are to bear interest initially at a LIBO Rate. Such notice shall be effective upon receipt by the Agent, shall be in writing or by telecopy transmission (in the form of Exhibit E), and shall specify whether the Term Loans are to bear interest initially at a Floating Rate or at one or more LIBO Rates, and in the case of a Borrowing that is to bear interest initially at one or more LIBO Rates, shall specify the Interest Period or Interest Periods to be applicable thereto. Promptly upon receipt of such notice (but in no event later than the end of the Business Day on which such notice is received), the Agent shall advise each Lender of the proposed interest rates to be in effect on the Closing Date. At or before 2:00 p.m., Denver, Colorado time, on the Closing Date, each Lender shall provide the Agent at the principal office of the Agent in Denver, Colorado with immediately available funds covering such Lender's Term Loan Commitment and, subject to the satisfaction of the conditions precedent set forth in Article VII, the Agent shall pay such funds to the Borrower prior to the close of business on the Closing Date.

          Section 2.4 Converting Floating Rate Term Loans to LIBO Term Loans; Procedures. So long as no Default or Event of Default shall exist, the Borrower may convert all or any part of any outstanding Floating Rate Term Loans into LIBO Term Loans by giving notice to the Agent of such conversion not later than 2:00 p.m., Denver, Colorado time, on a Business Day which is at least three (3) Business Days prior to the date of the requested conversion. Each such notice shall be effective upon receipt by the Agent, shall be in writing or by telecopy transmission (in the form of Exhibit F), shall specify the date and amount of such conversion, the total amount of Term Loans to be so converted and the Interest Period or Interest Periods therefor. Promptly upon receipt of such notice, the Agent shall advise each Lender thereof. Each conversion of Term Loans shall apply pro rata to all Floating Rate Term Loans held by the Lenders, shall commence on a Business Day, and the aggregate amount of each such conversion of Floating Rate Term Loans to LIBO Term Loans shall be in an amount equal to $1,000,000 or a higher integral multiple of $100,000.

          Section 2.5 Procedures at End of an Interest Period. Unless the Borrower requests a new LIBO Rate in accordance with the procedures set forth below, each Lender shall automatically and without request by the Borrower, convert each LIBO Term Loan to a Floating Rate Term Loan on the last day of the relevant Interest Period. So long as no Default or Event of Default shall exist, the Borrower may cause all or any part of any outstanding LIBO Term Loan to continue to bear interest at a LIBO Rate after the end of the then applicable Interest Period by notifying the Agent not later than 2:00 p.m., Denver, Colorado time, on a Business Day which is at least three (3) Business Days prior to the first day of the new Interest Period. Each such notice shall be in writing or by telecopy transmission (in the form of Exhibit G), shall be effective when received by the Agent, and shall specify the first day of the applicable Interest Period, the amount of the expiring LIBO Term Loan to be continued and the Interest Period therefor. Promptly upon receipt of such notice, the Agent shall advise each Lender thereof. Each new Interest Period shall begin on a Business Day and the aggregate amount of the Term Loans bearing the new LIBO Rate shall be in an amount equal to $1,000,000 or a higher integral multiple of $100,000.

          Section 2.6 Setting and Notice of Rates. The applicable LIBO Rate for each Interest Period shall be determined by the Agent and notice thereof (which may be by telephone) shall be given by the Agent to the Borrower and each Lender. Each such determination of the applicable LIBO Rate shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Agent, upon written request of the Borrower or any Lender, shall deliver to the Borrower or such Lender a statement showing the computations used by the Agent in determining the applicable LIBO Rate hereunder.

          Section 2.7 Pro Rata Treatment. All Term Loans, conversions and repayments shall be effected so that after giving effect thereto all Types of Term Loans outstanding and all applicable Interest Periods shall be pro rata among the Lenders according to their respective Percentages.

          Section 2.8 Interest on Term Loans. The Borrower hereby agrees to pay interest on the unpaid principal amount of each Term Loan for the period commencing on the date such Term Loan is funded by a Lender until such Term Loan is paid in full, in accordance with the following:

          (a) Floating Rate Term Loans. Subject to Section 2.8(c), while any portion of a Term Loan is a Floating Rate Term Loan, the outstanding principal balance thereof shall bear interest at an annual rate at all times equal to the Term Loan Floating Rate.

          (b) LIBO Rate Term Loans. Subject to Section 2.8(c), while any portion of a Term Loan is a LIBO Term Loan, the outstanding principal balance thereof shall bear interest for the applicable Interest Period at an annual rate equal to the LIBO Rate established with respect to such LIBO Term Loan in accordance with Section 2.3, 2.4 or 2.5 hereof.

     (c) Default Rate. From and after the occurrence of an Event of Default and continuing thereafter until such Event of Default shall be remedied to the written satisfaction of the Required Lenders, the outstanding principal balance of each Term Loan shall bear interest, until paid in full, at a rate equal to (i) the interest rate otherwise in effect with respect such Term Loan and (ii) four percent (4%).

          Section 2.9 Obligation to Repay Term Loan; Amortization of Principal. The Borrower shall be obligated to repay all Term Loans at the applicable interest rates established under this Article II notwithstanding the failure of the Agent to receive any written request therefor or written confirmation thereof and notwithstanding the fact that the person requesting the same was not in fact authorized to do so. Principal of the Term Loans shall be paid in thirty-six (36) substantially equal monthly installments, commencing on the last day of the first full month immediately following the month in which the Closing Date occurs, in amounts, with respect to each Term Note, as specified therein.

          Section 2.10 Term Notes. The Term Loan made by each Lender on the Closing Date shall be evidenced by and repayable with interest in accordance with a single Term Note of the Borrower payable to the order of such Lender in the amount of such Lender's Term Loan Commitment. The unpaid principal amount of each Term Note shall be payable as provided therein and herein and upon demand by the Lenders pursuant to Section 11.2 hereof.

          Section 2.11 Interest Due Dates. Accrued interest on each Term Loan shall be payable in arrears on the last day of each month and at maturity.

          Section 2.12 Use of Proceeds. The proceeds of the Term Loans shall be used solely and exclusively to retire and pay in full the outstanding principal balance of all indebtedness of the Borrower to Mellon Bank, N.A. for itself and as agent for and on behalf of other banks and to pay all costs and expenses of closing this Agreement.

          Section 2.13 Interest Rate Protection Contracts. The Borrower shall enter into interest rate hedging agreements with the Agent having the effect of fixing the Borrower's interest rate expense, or limiting the fluctuation of interest within a range acceptable to the Required Lenders, with respect to not less than fifty percent (50%) of the Term Loan Commitment Amount. Such interest rate hedging agreements shall be at the sole cost and expense of the Borrower, shall remain in effect until the earlier of (i) the Term Loan Maturity Date or (ii) the date on which all Term Loans are satisfied and paid in full, and shall be subject to such terms and conditions as the Borrower and the Agent shall agree.

          Section 2.14 Increased Costs; Capital Adequacy; Funding Exceptions. With respect to all LIBO Term Loans from time to time outstanding hereunder, the Borrower hereby covenants and agrees that:

          (a) Increased Costs on LIBO Term Loans. If Regulation D of the Board of Governors of the Federal Reserve System, or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any existing law, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall:

          (i) subject any Lender to or cause the withdrawal or termination of any exemption previously granted any Lender with respect to, any tax, duty or other charge with respect to its LIBO Term Loans or its obligation to make LIBO Term Loans, or shall change the basis of taxation of payments to any Lender of the principal of or interest under this Agreement in respect of its LIBO Term Loans or its obligation to make LIBO Term Loans (except for changes in the rate of tax on the overall net income of such Lender imposed by the jurisdictions in which such Lender's principal executive office is located); or (ii)impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 2.8), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or (iii) impose on any Lender any other condition affecting its making, maintaining or funding of its LIBO Term Loans or its obligation to make LIBO Term Loans; and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any LIBO Term Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Term Note, then the affected Lender will notify the Borrower and the Agent and within fifteen (15) days after demand by such Lender (which demand shall be accompanied by a statement setting forth the basis of such demand) the Borrower shall pay directly to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or such reduction. Each Lender will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section
          2.14. If the Borrower receives notice from any Lender of any event which will entitle such Lender to compensation pursuant to this Section 2.14, the Borrower, at its option, may prepay any then outstanding LIBO Term Loans or notify the Agent (which shall promptly notify each Lender) that any pending request for a LIBO Term Loan shall be deemed to be a request for a Floating Rate Term Loan, in each case without payment of any additional funding losses pursuant to the provisions of Section 2.15.

          (b) Capital Adequacy. If any Lender determines at any time that such Lender's Return has been reduced as a result of any Capital Adequacy Rule Change, such Lender may require the Borrower to pay to such Lender the amount necessary to restore the Lender's Return to what it would have been had there been no Capital Adequacy Rule Change. For purposes of this Section 2.14(b), the following definitions shall apply:

          (i) "Return", for any calendar quarter or shorter period, means the percentage determined by dividing (i) the sum of interest and ongoing fees earned by a Lender under this Agreement during such period by (ii) the average capital such Lender is required to maintain during such period as a result of its being a party to this Agreement, as determined by such Lender based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for a Lender for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

          (ii) "Capital Adequacy Rule" means any law, rule, regulation or guidelines regarding capital adequacy that applies to a Lender, or the interpretation thereof by any governmental or regulatory authority. Capital Adequacy Rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

          (iii) "Capital Adequacy Rule Change" means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but does not include any changes in applicable requirements that at the date hereof are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital that a Lender is required to maintain to the extent that the increases are required due to a regulatory authority's assessment of that Lender's financial condition.

          The initial notice sent by a Lender shall be sent as promptly as practicable after such Lender learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore the Lender's Return for the quarter in which the notice is sent, and shall state in reasonable detail the cause for the reduction in the Lender's Return and the Lender's calculation of the amount of such reduction. Thereafter, the Lender may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore the Lender's Return for that quarter. A Lender's calculation in any such notice shall be conclusive and binding absent demonstrable error.

          (c) Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

          (i) the Agent determines that deposits in U.S. dollars (in the applicable amounts), as the case may be, are not being offered to the Agent in the London interbank eurodollar market for such Interest Period; or

          (ii) the Agent otherwise determines (which determination shall be binding and conclusive on all parties) that by reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBO Rate; or

          (iii) the Required Lenders advise the Agent that the LIBO Term Loan as determined by the Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding a LIBO Term Loan for such Interest Period, or that the making or funding of LIBO Term Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such LIBO Term Loans, then the Agent shall promptly notify the affected parties and (A) in the event of any occurrence described in the foregoing clause
          (i) the Borrower shall enter into good faith negotiations with each affected Lender in order to determine an alternate method to determine the LIBO Rate for such Lender, and during the pendency of such negotiations with any Lender, such Lender shall be under no obligation to make LIBO Term Loans, and (B) in the event of any occurrence described in the foregoing clauses (ii) or (iii), for so long as such circumstances shall continue, no Lender shall be under any obligation to make LIBO Term Loans.

          (d) Illegality. In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental authority, central bank, comparable agency or any other regulatory body charged with the interpretation, implementation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, comparable agency or other regulatory body, should make it (or, in the good faith judgment of the applicable Lender, shall raise a substantial question as to whether it is unlawful for a Lender (any such Lender herein called an "Affected Lender") to make, maintain or fund LIBO Term Loans then (i) the Affected Lender shall promptly notify each of the other parties hereto, (ii) the obligation of the Affected Lender to make, maintain or convert into LIBO Term Loans shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (iii) for the duration of such unlawfulness, any notice by the Borrower pursuant to Sections 2.3, 2.4 or 2.5 requesting Lenders to make or convert into LIBO Term Loans shall, as to the Affected Lender, be construed as a request to make or to continue making Floating Rate Term Loans in the amount of such Affected Lender's Percentage of the total amount of LIBO Term Loans requested.

          Section 2.15 Funding Losses. With respect to all LIBO Term Loans, the Borrower hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Borrower will indemnify such Lender against any loss or expense which such Lender may have sustained or incurred (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain LIBO Term Loans), as reasonably determined by such Lender, (i) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with any LIBO Term Loans, or (ii) due to any failure of the Borrower to borrow or convert any LIBO Term Loans on a date specified therefor in a notice thereof or (iii) due to any payment or prepayment (including any prepayment pursuant to Sections 5.2(b) or 5.2(c) but excluding any prepayment pursuant to Section 2.14) of any LIBO Term Loan on a date other than the last day of the applicable Interest Period for such LIBO Term Loan. For this purpose, all notices of LIBO Term Loan elections pursuant to this Article II shall be deemed to be irrevocable.

          Section 2.16 Right of Lenders to Fund through Other Offices. Each Lender, if it so elects, may fulfill its Commitment as to any LIBO Term Loan by causing a foreign branch or affiliate of such Lender to make such LIBO Term Loan; provided, that in such event the obligation to the Borrower to repay such LIBO Term Loan shall nevertheless be to such Lender and shall be deemed held by such Lender, to the extent of such LIBO Term Loan, for the account of such branch or affiliate.

          Section 2.17 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Term Loans in any manner it deems fit, it being understood, however, that for the purposes of this Agreement (specifically including, without limitation, Section 2.15 hereof) all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBO Term Loan during each Interest Period for such LIBO Term Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the appropriate LIBO Rate for such Interest Period.

          Section 2.18 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to
Section 2.14, or 2.15 shall be conclusive absent demonstrable error. Each Lender may use reasonable averaging and attribution methods in determining compensation pursuant to such Sections and the provisions of such Sections shall survive termination of this Agreement.

                                ARTICLE III

                         WORKING CAPITAL FACILITY

          Section 3.1 Commitments. Each Lender hereby agrees, severally but not jointly, on the terms and subject to the conditions herein set forth, to make Working Capital Advances to the Borrower from time to time during the period from the date hereof to and including the Commitment Termination Date, or the earlier date of termination in whole of the Commitments pursuant to Sections 5.2 or 11.2, in an aggregate amount at any time outstanding not to exceed (i) such Lender's Working Capital Commitment or 10Q& such Lender's Percentage of each Working Capital Borrowing from time to time requested by the Borrower. Within the above limits, the Borrower may borrow, prepay in accordance with the terms hereof and reborrow in accordance with this Article III.

          Section 3.2 Procedures for Borrowing. The Borrower shall give notice to the Agent of each proposed Working Capital Borrowing not later than 11:00 a.m., Denver, Colorado time, on a Business Day which is the proposed date of such Working Capital Borrowing. Each such notice shall be effective upon receipt by the Agent and shall be in writing or by telecopy transmission (in either case, in the form of Exhibit H). The aggregate principal amount of each Working Capital Borrowing shall be in an amount equal to $50,000 or a higher integral multiple of $1,000. Promptly upon receipt of such notice the Agent shall advise each Lender of the proposed Borrowing. At or before 2:00 p.m., Denver, Colorado time, on the requested Working Capital Borrowing date, each Lender shall provide the Agent at the principal office of the Agent in Denver, Colorado with immediately available funds covering such Lender's Percentage of such Working Capital Borrowing, and subject to the satisfaction of the applicable conditions precedent set forth in Article VII with respect to such Working Capital Borrowing, the Agent shall deposit to the Borrower's account maintained with the Agent proceeds of the Working Capital Borrowing.

          Section 3.3 Pro Rata Treatment. All Working Capital Borrowings and repayments shall be effected so that after giving effect thereto all outstanding Working Capital Advances shall be pro rata among the Lenders according to their respective Percentages.

          Section 3.4 Interest on Working Capital Advances. The Borrower hereby agrees to pay interest on the unpaid principal amount of each Working Capital Advance for the period commencing on the date such Working Capital Advance is made by a Lender until such Working Capital Advance is paid in full at an annual rate at all times equal to the Working Capital Floating Rate. Notwithstanding the foregoing, from and after the occurrence of an Event of Default and continuing thereafter until such Event of Default shall be remedied to the written satisfaction of the Required Lenders, the outstanding principal balance of each Working Capital Advance shall bear interest, until paid in full, at an annual rate equal to the sum of (i) the interest rate otherwise in effect with respect such Working Capital Advance and (ii) four percent (4%).

          Section 3.5 Obligation to Repay Working Capital Advances; Representations. The Borrower shall be obligated to repay all Working Capital Advances under this Article III notwithstanding the failure of the Agent to receive any written request therefor or written confirmation thereof and notwithstanding the fact that the person requesting the same was not in fact authorized to do so. Any request for a Working Capital Borrowing under this Article III, whether written, telephonic, telecopy or otherwise, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 7.2 have been satisfied as of the time of the request.

          Section 3.6 Working Capital Notes. All Working Capital Advances made by each Lender shall be evidenced by and repayable with interest in accordance with a Working Capital Note of the Borrower payable to the order of such Lender. The aggregate unpaid principal amount of the Working Capital Notes shall be payable as provided therein and herein on the earlier of the Commitment Termination Date or demand by the Lenders pursuant to Section 11.2.

          Section 3.7 Interest Due Dates. Accrued interest on each Working Capital Advance shall be payable in arrears on the last calendar day of each month and at maturity.

          Section 3.8 Use of Proceeds. The proceeds of each Working Capital Borrowing shall be used by the Borrower for its short-term working capital purposes and for the warehousing of Leases pending the funding of such Leases under the Warehousing Facility or the obtaining of permanent financing with respect thereto.

                                ARTICLE IV

                           WAREHOUSING FACILITY

          Section 4.1 Commitments. Each Lender hereby agrees, severally but not jointly, on the terms and subject to the conditions herein set forth, to make Warehousing Advances to the Borrower from time to time during the period from the date hereof to and including the Commitment Termination Date, or the earlier date of termination in whole of the Warehousing Commitments pursuant to Sections 5.2 or 11.2, in an amount not to exceed such Lender's Percentage of each Warehousing Borrowing from time to time requested by the Borrower; provided, however, that (i) the aggregate amount of Warehousing Advances which any Lender shall be committed to have outstanding hereunder shall not exceed such Lender's Warehousing Commitment or such Lender's Percentage of the Warehousing Borrowing Base and (ii) the aggregate amount of Warehousing Advances which all Lenders shall be committed to have outstanding hereunder shall not exceed the Borrowing Base. Within the above limits, the Borrower may borrow, prepay in accordance with the terms hereof and reborrow in accordance with this Article IV.

          Section 4.2 Procedures for Borrowing. Borrowings under the Warehousing Facility shall occur on Wednesday of each week, provided the Borrower shall have given notice to both Agents of a proposed Warehousing Borrowing not later than 12:00 Noon, Denver, Colorado time, on a Business Day that is at least two (2) Business Days prior to the proposed date of such Warehousing Borrowing. Each such notice shall be effective upon receipt by the Agents and shall be in writing or by telecopy transmission (in either case, in the form of Exhibit I) and shall be accompanied by a properly completed and duly executed Borrowing Base Certificate. In order to be included in a Borrowing Base Certificate provided to the Agents with respect to a Warehousing Borrowing, the original of each Warehousing Lease therein described must be delivered to the Collateral Agent at its Administrative Address not later than 12:00 Noon, Denver, Colorado time, on a Business Day that is at least two (2) Business Days prior to the proposed date of such Warehousing Borrowing. The aggregate principal amount of each Warehousing Borrowing shall be in an amount not less than $500,000. Promptly upon receipt of a notice under this Section 4.2 the Agent shall advise each Lender of the proposed Borrowing. At or before 12:00 Noon, Denver, Colorado time, on the requested Warehousing Borrowing date, each Lender shall provide the Agent at the principal office of the Agent in Denver, Colorado with immediately available funds covering such Lender's Percentage of such Warehousing Borrowing, and subject to the satisfaction of the conditions precedent set forth in Article VII with respect to such Warehousing Borrowing, the Agent shall deposit to the Borrower's account maintained with the Agent proceeds of the Warehousing Borrowing.

          Section 4.3 Pro Rata Treatment. All Warehousing Borrowings and repayments shall be effected so that after giving effect thereto all outstanding Warehousing Advances shall be pro rata among the Lenders according to their respective Percentages.

          Section 4.4 Interest on Warehousing Advances. The Borrower hereby agrees to pay interest on the unpaid principal amount of each Warehousing Advance for the period commencing on the date such Warehousing Advance is made by a Lender until such Warehousing Advance is paid in full at an annual rate at all times equal to the Warehousing Floating Rate. Notwithstanding the foregoing, from and after the occurrence of an Event of Default and continuing thereafter until such Event of Default shall be remedied to the written satisfaction of the Required Lenders, the outstanding principal balance of each Warehousing Advance shall bear interest until paid in full, at an annual rate equal to the sum of (i) the interest rate otherwise in effect with respect such Warehousing Advance and
(ii) four percent (4%).

          Section 4.5 Obligation to Repay Warehousing Advances; Representations. The Borrower shall be obligated to repay all Warehousing Advances under this Article IV notwithstanding the failure of the Agent to receive any written request therefor or written confirmation thereof and notwithstanding the fact that the person requesting the same was not in fact authorized to do so. Any request for a Warehousing Borrowing under this Article IV, whether written, telephonic, telecopy or otherwise, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 7.2 have been satisfied as of the time of the request.

          Section 4.6 Warehousing Notes. All Warehousing Advances made by each Lender shall be evidenced by and repayable with interest in accordance with a Warehousing Note of the Borrower payable to the order of such Lender. The aggregate unpaid principal amount of the Warehousing Notes shall be payable as provided therein and herein on the earlier of the Commitment Termination Date or demand by the Lenders pursuant to Section 11.2.

          Section 4.7 Interest Due Dates. Accrued interest on each Warehousing Advance shall be payable in arrears on the last calendar day of each month and at maturity.

          Section 4.8 Use of Proceeds. The proceeds of each Warehousing Borrowing shall be used by the Borrower for purposes of acquiring or funding leases for resale or as temporary financing pending the securing of permanent financing for any such Lease.

                                 ARTICLE V

                          FEES AND OTHER PAYMENTS

          Section 5.1 Fees. The Borrower hereby agrees to pay fees to the Lenders, commencing on the date hereof and continuing until all Obligations are paid in full, in accordance with the following:

          (a) Term Loan Facility Fee. The Borrower agrees to pay to the Agent, for the pro rata account of the Lenders, a Term Loan Facility fee equal to the product of (i) three-eighths of one percent (.375%) and (ii) the Term Loan Commitment Amount, payable upon execution of this Agreement. The Term Loan Facility fee shall be shared by the Lenders on the basis of their respective Percentages and shall be deemed fully earned upon execution of this Agreement.

          (b) Term Loan Agency Fee. The Borrower agrees to pay to the Agent, for the account of both Agents, a Term Loan agency fee equal to the product of (i) three-eighths of one percent (.375%) and (ii) the Term Loan Commitment Amount, payable upon execution of this Agreement. The Term Loan agency fee shall be deemed fully earned by the Agents upon execution of this Agreement.

          (c) Working Capital Commitment Fees. The Borrower agrees to pay to the Agent for the pro rata account of the Lenders a Commitment fee in respect of the Working Capital Facility computed at the rate of one-half of one percent (.50%) per annum on the daily average amount by which the Working Capital Commitment Amount exceeds the aggregate principal amount of all outstanding Working Capital Advances, from the date hereof to and including the date on which the Working Capital Commitments are terminated, payable quarterly in arrears on the last day of each February, May, August and November, commencing November
     30, 1994.   Any such Working Capital Commitment fees remaining unpaid
     upon termination of the Working Capital Commitments or demand for payment of the Working Capital Notes shall be due and payable on the date of such termination or demand. The Working Capital Commitment fees shall be shared by the Lenders on the basis of their respective Percentages.

          (d) Warehousing Agency Fee. The Borrower agrees to pay to the Agent, for the account of both Agents, a Warehousing agency fee of $75,000, payable upon execution of this Agreement. The Warehousing agency fee shall be deemed fully earned by the Agents upon execution of this Agreement.

          (e) Warehousing Commitment Fees. The Borrower agrees to pay to the Agent for the pro rata account of the Lenders a Commitment fee in respect of the Warehousing Facility computed at the rate of three-eighths of one percent (.375%) per annum on the daily average amount by which the Warehousing Commitment Amount exceeds the aggregate principal amount of all outstanding Warehousing Advances, from the date hereof to and including the date on which the Warehousing Commitments are terminated, payable quarterly in arrears on the last day of each February, May, August and November, commencing November 30, 1994. Any such Warehousing Commitment fees remaining unpaid upon termination of the Warehousing Commitments or demand for payment of the Warehousing Notes shall be due and payable on the date of such termination or demand. The Warehousing Commitment fees shall be shared by the Lenders on the basis of their respective Percentages.

          (f) Audit Fees. The Borrower agrees to pay each of the Agents, on written demand, reasonable fees charged by the Agents in connection with any audits or inspections of any Collateral or the operations or businesses of the Borrower, together with actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection; provided, however, that until the occurrence of an Event of Default the Borrower shall not be obligated to reimburse the Agents for more than four (4) audits or inspections conducted by the Agents during any calendar year.

          Section 5.2  Voluntary Reduction or Termination of the
Commitments; Prepayments.

          (a) Reduction or Termination of Commitments. The Borrower may from time to time on at least three (3) Business Days' prior written notice received by the Agent (which shall promptly advise each Lender thereof), permanently reduce the Working Capital Commitment Amount or the Warehousing Commitment Amount; provided, however, that no such reduction shall reduce a Commitment Amount to an amount less than the outstanding principal balance of the relevant Advances outstanding with respect to such Commitment. Each such voluntary reduction shall be pro rata as to all Commitments according to each Lender's respective Percentage. Any voluntary reduction of the Working Capital Commitment Amount shall be in an aggregate amount equal to $1,000,000 or a higher integral multiple of $100,000 and any voluntary reduction of the Warehousing Commitment Amount shall be in an aggregate amount equal to $5,000,000 or a higher integral multiple of $100,000. The Borrower may at any time on like notice prior to the Commitment Termination Date terminate all Commitments upon payment in full of all Notes and all other Obligations.

          (b) Voluntary Prepayments. The Borrower may from time to time prepay Advances and Term Loans in whole or in part without premium or penalty, provided that (i) the Borrower shall specify the Advances or Term Loans, as the case may be, to which a prepayment is to be applied, (ii) each prepayment of Advances or Term Loans shall be made to the Agent at its office in Denver, Colorado, not later than 12:00 Noon, Denver, Colorado time on a Business Day, and funds received after that hour shall be deemed to have been received by the Agent on the next following Business Day, (iii) any prepayment of Term Loans which, at the time of such prepayment, bear interest at a LIBO Rate shall be (A) in a principal amount equal to the entire portion of the Term Loans to which any given LIBO Rate was applicable and (B) accompanied by accrued interest on such prepayment through the date of prepayment and additional compensation calculated in accordance with
     Section 2.15 hereof, (iv) each partial prepayment of Term Loans shall be in an aggregate principal amount equal to $1,000,000 or a higher integral multiple of $100,000, (v) each prepayment of Warehousing Advances shall be in an aggregate principal amount not less than $500,000, (vi) each prepayment of Working Capital Advances shall be in an aggregate principal amount not less than $50,000, (vii) each partial prepayment of Term Loans shall be applied against principal installments becoming due and payable thereunder in inverse order of their maturities and (viii) each partial prepayment received from the Borrower shall be applied against outstanding Advances and Term Loans of each Lender pro rata according to such Lender's respective Percentage.

          (c) Mandatory Prepayments. The Borrower shall make a mandatory prepayment of Working Capital Advances and Term Loans if, and to the extent that, the outstanding principal balance of Working Capital Advances and Term Loans, in the aggregate, at any time results in a Collateral Coverage Ratio that is less than the required ratio as specified in Section 9.10. Any such prepayment shall be applied first to the outstanding principal balance of the Working Capital Advances and next to the outstanding principal balance of the Term Loans. The Borrower shall make a mandatory prepayment of Warehousing Advances if, and to the extent that, the outstanding principal balance of Warehousing Advances at any time exceeds the Borrowing Base. If any such mandatory prepayment received from the Borrower is to be applied to prepayment of LIBO Term Loans, such prepayment shall include additional compensation as provided in Section 2.15. Each partial prepayment received from the Borrower shall be applied against outstanding Advances and Term Loans of each Lender pro rata according to such Lender's respective Percentage.

          Section 5.3  Payments.

          (a) Making of Payments. All payments of principal of and interest on the Notes shall be made to the Agent for the account of the Lenders pro rata according to the respective unpaid principal amounts of the Notes held by them. All payments of fees pursuant to Sections 5.1(a), (c), and (e) shall be made to the Agent for the account of the Lenders pro rata according to their respective Percentages. All payments of fees pursuant to Sections 5.1(b) and (d) shall be made to the Agent for the account of the Agents. All such payments shall be made to the Agent at its office in Denver, Colorado, not later than 12:00 Noon, Denver, Colorado, time, on the date due, in immediately available funds, and funds received after that hour shall be deemed to have been received by the Agent on the next following Business Day. The Borrower hereby authorizes the Agent to charge the Borrower's demand deposit account maintained with the Agent for the amount of any such payment on or about 12:00 Noon, Denver, Colorado time, on the due date therefor, but the Agent's failure to so charge such account shall in no way affect the obligation of the Borrower to make any such payment. The Agent shall remit to each Lender in immediately available funds on the same Business Day as received by the Agent its share of all such payments received by the Agent for the account of such Lender. If the Agent fails to remit any payment to any Lender when required hereby, the Agent shall pay interest on demand to that Lender for each day during the period commencing on the date such remittance was due until the date such remittance is made at a rate equal to the Federal Funds Rate for such day. All payments under Section 2.14, 2.15, 5.1(f), 5.5 or 13.4 shall be made by the Borrower directly to the Lender (or Agent) entitled thereto.

          K\1 Effect of Payments. Each payment by the Borrower to the Agent for the account of any Lender pursuant to Section 5.3(a) shall be deemed to constitute payment by the Borrower directly to such Lender; provided, however, that in the event any such payment by the Borrower to the Agent is required to be returned to the Borrower for any reason whatsoever, then the Borrower's obligation to such Lender with respect to such payment shall be deemed to be automatically reinstated.

          (c) Distributions by Agent. Unless the Agent shall have received notice from a Lender or the Borrower prior to the date on which such Lender or the Borrower is scheduled to make payment to the Agent of (in the case of a Lender) the proceeds of a Term Loan or an Advance or (in the case of the Borrower) an amount due hereunder for the account of one or more of the Lenders hereunder (such payment by a Lender or the Borrower, as the case may be, being herein called the "Required Payment"), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or the Borrower (as the case may be) has not in fact made the Required Payment to the Agent, the recipient(s) of such payment shall, on demand, repay to the Agent the amount so made available together with interest thereon for each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate (i) equal to the Federal Funds Rate for such day, in the case of a Required Payment owing by a Lender, or (ii) equal to the applicable rate of interest as provided in this Agreement, in the case of a Required Payment owing by the Borrower.

          (d) Due Date Extension. If any payment of principal of or interest on any Term Loan or Advance or any fees payable hereunder falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and (in the case of principal) additional interest shall accrue and be payable for the period of such extension.

          (e) Application of Certain Payments. Except as otherwise provided herein, each payment of principal shall be applied to a Type of Term Loan or to Advances as the Borrower shall direct by notice to be received by the Agent on or before the date of such payment, or in the absence of such notice or upon the occurrence of an Event of Default, as the Agent shall determine in its discretion. Concurrently with each remittance to any Lender of its pro rata share of any such payment, the Agent shall advise such Lender as to the application of such payment.

          (f) Setoff. The Borrower agrees that each Lender shall have all rights of setoff and bankers' lien provided by applicable law, and in addition thereto, the Borrower agrees that at any time (i) any amount owing by the Borrower under this Agreement or any Note is due to any Lender or (ii) any Event of Default exists, each Lender may apply to the payment of any amount owing by the Borrower under this Agreement any and all balances, credits, and deposits, accounts or moneys of the Borrower then or thereafter in the possession of such Lender.

          Section 5.4 Computation of Interest and Fees. Interest accruing on the Notes and all fees payable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

          Section 5.5 Taxes. All payments made by the Borrower to the Agent or any Lender (herein any "Payee") under or in connection with this Agreement or the Notes shall be made without any setoff or other counterclaim, and free and clear of and without deduction for or on account of any present or future taxes now or hereafter imposed by any governmental or other authority, except to the extent that any such deduction or withholding is compelled by law. As used herein, the term "Taxes" shall include all income, excise and other taxes of whatever nature (other than taxes generally assessed on the overall net income of the Payee by the government or other authority of the country, state or political subdivision in which such Payee is incorporated or in which the office through which the Payee is acting is located) as well as all levies, imposts, duties, charges, or fees of whatever nature. If the Borrower is compelled by law to make any deductions or withholdings on account of any Taxes (including any foreign withholding) it will:

          (a) pay to the relevant authorities the full amount required to be so withheld or deducted;

          (b) pay such additional amounts (including, without limitation, any penalties, interest or expenses) as may be necessary in order that the net amount received by each Payee after such deductions or withholdings (including any required deduction or withholding on such additional amounts) shall equal the amount such Payee would have received had no such deductions or withholdings been made; and

          (c) promptly forward to the Agent (for delivery to such Payee) an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authorities.

The amount that the Borrower shall be required to pay to any Lender pursuant to the foregoing clause (b) shall be reduced, to the extent permitted by applicable law, by the amount of any offsetting tax benefit which such Lender receives as the result of Borrower's payment to the relevant authorities as reasonably determined by such Lender; provided, however, that if such Lender shall subsequently determine that it has lost the benefit of all or a portion of such tax benefit, the Borrower shall promptly remit to such Lender the amount certified by such Lender to be the amount necessary to restore such Lender to the position it would have been in if no payment had been made pursuant to this sentence. If any Taxes otherwise payable by the Borrower pursuant to the foregoing paragraph are directly asserted against any Payee, such Payee may pay such Taxes and the Borrower promptly shall reimburse such Payee to the full extent otherwise required by such paragraph. The obligations of the Borrower under this
Section 5.5 shall survive any termination of this Agreement.

                                ARTICLE VI

                        COLLATERAL FOR OBLIGATIONS

          Section 6.1 Grant of Security Interest. The Borrower hereby assigns, pledges, conveys and grants to the Lenders a security interest in all Collateral to secure the due and prompt payment when due and performance of all of the Obligations (the "Security Interest").

          Section 6.2 Delivery of Leases to Collateral Agent. The original of each Lease which the Borrower intends to constitute a Working Capital Lease or a Warehousing Lease shall be delivered by the Borrower to the Collateral Agent at its Administrative Address for purposes of perfecting the Security Interest granted to the Lenders pursuant to Section
6.1. In the case of a master lease, the original of a Lease shall mean the original equipment schedule involved plus a certified copy of the related master lease agreement. The Borrower will not execute any copies of a Lease other than a copy for delivery to the Collateral Agent. Upon any such delivery to the Collateral Agent, the Borrower shall designate such Lease as either a Warehousing Lease or a Working Capital Lease and the Collateral Agent shall segregate and hold the Leases of each such category separately.

          Section 6.3 Representations and Covenants Concerning Leases. For Leases to be Eligible Leases at any time or for any purpose under this Agreement, the following shall be true as of the date of determination and the Borrower shall comply with each covenant herein contained:

          (a) Credit Terms; Form. The Lessee under a Lease has satisfied the Borrower's credit approval standards as described in Section 6.5 as of the date on which the related Lease was purchased or entered into by the Borrower. The Lease has a scheduled basic term of eighty four (84) months or less, unless the Collateral Agent shall have approved in writing a longer term. The Lease is written on (i) one of the forms of lease attached hereto as Schedule 6.3, with only such changes or modifications as shall not materially adversely affect the enforceability or value of any such Lease or render it unsalable on the secondary market (herein "Permitted Changes"), (ii) such other form of lease previously approved in writing by the Collateral Agent, with only Permitted Changes or (iii) such other form of lease as may be approved in writing by the Collateral Agent in accordance with the following procedures, with only Permitted Changes: (a) The Borrower shall submit such form of lease to the Collateral Agent for comment or approval not less than (3) Business Days prior to the date on which the Borrower wishes to include the related Lease as an Eligible Lease hereunder, together with the Borrower's certification that such form of lease is substantially the same with respect to all material terms and conditions as the Borrower's form of lease attached hereto as
     Schedule 6.3, (b) the Collateral Agent shall review such submitted form of lease and approve, disapprove as wholly unacceptable, or comment upon such form of lease within such (3) Business Days, (c) if commented upon, such lease form shall not constitute an approved lease form hereunder until all of the Collateral Agent's comments have been incorporated into such form of lease and (d) if the Collateral Agent fails to approve, disapprove or comment to the Borrower with respect to such form of lease within such (3) Business Days, such form of lease shall be deemed approved by the Collateral Agent for purposes of this Section 6.3(a).

          (b) Leases Enforceable. Each Lease is in full force and effect, and has been duly authorized by all necessary corporate action on behalf of the Lessee, and constitutes a valid and binding obligation of the Lessee enforceable against the Lessee in accordance with its terms, except as limited by applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally. The signature of the Lessee on each Lease is genuine.

          (c) Documentation Complete. All existing copies of a Lease conform in all respects to the original delivered to the Collateral Agent and the entire agreement with the respective Lessee is embodied solely in the documentation furnished to the Collateral Agent as such Lease.

          (d) Clear Title. The Borrower is the 100% owner of each Lease and has no participants or co-owners therein. The Borrower has good and marketable title to each Lease free and clear of all security interests, liens, and other encumbrances and rights, and either the Borrower has good and marketable title to the Related Equipment free and clear of all security interests, liens and other encumbrances and rights or, if such Lease is deemed an installment sale or loan, the Borrower has a perfected first security interest in the Related Equipment.

          (e) Proper Filings and Registration. In the case of Related Equipment that is not a motor vehicle subject to a certificate of title act, there has been filed in the proper office or offices protective UCC financing statements adequately describing the Related Equipment under a Lease naming either the Borrower or the original lessor as secured party or lessor and the Lessee as debtor or lessee, and those of the latter type have been assigned to the Borrower. In the case of Related Equipment that is a motor vehicle subject to a certificate of title act, such Equipment has been registered and a certificate of title has been issued, or applied for, showing the Borrower as owner or secured party.

          (f) Compliance with Laws. Each Lease complies with all applicable usury laws, retail installment sales acts, and other applicable laws and regulations, and all required disclosures have been made with respect thereto under federal truth-in-lending and truth-in-leasing laws and regulations.

          (g) Aspects of Leases. The amount of each installment of basic rent (exclusive of sales and use taxes) remaining to be paid under each Lease as of a particular date, the number of installments of such amount remaining to be paid as of such date, and the scheduled frequency of rental payments (monthly, quarterly, etc.) is as set forth in the Transmittal Letter (or any list or schedule attached thereto) by which such Lease is delivered to the Collateral Agent. There is no servicing fee or other amount that any third party may offset against payment of such rental payments to the Borrower. Each Lease is noncancellable by the Lessee thereunder during its scheduled term except as provided in the documents constituting the Lease furnished to the Collateral Agent pursuant to the Transmittal Letter. There are no options to purchase or other agreements whereby the Lessee of any Lease or any other party has the right to acquire the Related Equipment at the end of or during the lease term other than as provided in the documents constituting the Lease delivered to the Collateral Agent pursuant to the Transmittal Letter. The rental payment under each Lease constitutes only basic rent for use of the Related Equipment and contains no element for sales or use taxes, maintenance, licensing fee, late charges or any other matter that is payable to the Borrower or any third party except as separately disclosed in the Lease by dollar amount.

          (h) Equipment Delivery. The Related Equipment covered by each Lease has been delivered to the Lessee and the Lessee has executed and delivered to the Borrower a certificate constituting an acceptance thereof, such Related Equipment is in existence as of the date of the related Transmittal Letter and has been fully paid for as of such date.

          (i) No Setoff. As of the date of delivery of a Borrowing Base Certificate or a Collateral Coverage Certificate, the Borrower has no knowledge that the Lessee is asserting or has any basis to assert any defense, setoff, or counterclaim to its obligations under such Lease. The Borrower has not granted any extensions or waivers under any Lease during the period since such Lease began.

          (j) Lease Collateral. The Lease Collateral for each Lease is as represented to the Collateral Agent in accordance with the related Transmittal Letter.

          (k) Taxes Paid. All personal property, sales, and use taxes due and payable with respect to each Lease and the Related Equipment have been fully paid.

          (l) Lessee Consent. No consent of any Lessee is required for the Borrower to grant a security interest in, and assign and transfer, the related Lease to the Lenders hereunder or, if required, it has been obtained.

          (m) No Changes to Leases; Records. The Borrower will not modify, amend, reduce or terminate the term of, waive any provision of, anticipate the rent under, change the rental payment schedule of, release or accept the surrender of, permit any voluntary prepayment or payoff from the Lessee of, declare a default under, or exercise any right or remedy under, any Lease, without in each case (i) obtaining the prior written consent of the Collateral Agent, (ii) delivering to the Agent a new Borrowing Base Certificate or Collateral Coverage Certificate, as the case may be, deleting any such Lease from the Schedule of Eligible Leases, or (iii) obtaining release of such Lease from the Collateral Agent in accordance with Section 6.9; provided, however, that the Borrower may change the scheduled date of the month rental payments are due under a Lease or Leases to a new date in the same month without notice to or the consent of the Collateral Agent, but any such change shall be taken into account in calculating the Lease Value of Leases for Borrowing Base or Collateral Coverage Ratio purposes. The Borrower shall perform all of its duties and obligations under each Lease, and keep accurate books, records and accounts with respect to each Lease.

          (n) Payment of Future Taxes. The Borrower will pay, or cause to be paid, all sales, use, personal property and other taxes levied or assessed against each item of Related Equipment and in connection with each Lease prior to the date on which penalties attach thereto.

          (o) Casualty Insurance. The Borrower will procure and maintain, or cause to be procured and maintained, insurance issued by responsible insurance companies insuring all Related Equipment against damage and loss by theft, fire, and such other risks as required by the related Lease, or, if not required by such Lease, in accordance with the Borrower's insurance standards and procedures as set forth and described in Schedule 6.5-2 and will furnish evidence of such insurance (if required) to the Collateral Agent upon request.

          (p) No Removal. The Borrower will not permit any Lessee to remove any Related Equipment from the location of such Related Equipment specified in a Lease, except for temporary periods not exceeding thirty (30) days, without prior notice to the Collateral Agent of the new location or locations. The Borrower will not change the state of registration of Equipment constituting a motor vehicle without prior notice to the Collateral Agent of the new state.

          (q) Inspection Rights; Reports. The Borrower will permit the Collateral Agent to examine the Borrower's books and records with respect to each Lease and make extracts therefrom and copies thereof at any time and from time to time during normal business hours upon reasonable notice, and the Borrower will furnish such information and reports to the Collateral Agent regarding each Lease, and the Related Equipment as the Collateral Agent may from time to time request. The Borrower will also permit the Collateral Agent to inspect any item of Equipment at any time and from time to time during normal business hours as the Collateral Agent may reasonably request; subject, however, to the rights of the Lessee under the Lease pursuant to which any item of Related Equipment is leased.

          (r) Assurances. The Borrower will execute from time to time such financing statements and documents of transfer and arrange for notations on motor vehicle certificates of title as the Collateral Agent may reasonably deem appropriate to perfect its security interest in each Lease, the Related Equipment and related Lease Collateral; will pay the cost of filing the same in all public offices in which the Collateral Agent may reasonably deem filing to be appropriate; and will disclose upon request by the Collateral Agent the name of the record owner and the legal description of any real property to which an item of Equipment may be deemed a fixture.

          (s) No Changes to Lease Collateral. The Borrower will not waive or amend or terminate any Lease Collateral without in each case either the prior written consent of the Collateral Agent or the substitution of a new Lease in all respects satisfactory to the Collateral Agent.

          (t) No Disposition of Collateral or Proceeds. Except for sales of Leases in accordance with Section 6.9, the Borrower will not sell, transfer, lease, or grant a security interest in any item of Related Equipment, or discount or grant a security interest in any Lease, without in each case the prior written consent of the Collateral Agent. The Borrower will keep each Lease and the Related Equipment free and clear of all liens and security interests except those created by or arising under this Agreement and those created by the Lease.

          (u) Assignment of Insurance. The Borrower hereby assigns to the Lenders, as additional security for payment of the Obligations, any and all moneys due or to become due under, and all other rights of the Borrower with respect to, any and all policies of physical damage insurance covering the Equipment or any portion thereof, and the Borrower directs the issuer of any such policy to pay any such moneys directly to the Collateral Agent unless otherwise provided in the related Lease. The Collateral Agent may (but need not) in its own name or in the Borrower's name execute and deliver proofs of claim, receive such moneys, endorse checks and other instruments representing such moneys, and settle or litigate any claim against the issuer of any such policy.

          Section 6.4 Servicing. The Borrower shall service the Leases in a careful and workmanlike manner. The Borrower shall invoice for all payments due under Leases in accordance with the lockbox procedures established pursuant to Section 6.7 and shall set up a program for making reports to the Collateral Agent with respect to the Leases as contemplated in Section 9.1(c). The Borrower shall collect any sales taxes due on rental payments made under Leases (or cause such taxes to be collected) and shall prepare and file any necessary sales tax returns and remit to the proper authorities the sales taxes collected from Lessees under the Leases. Notwithstanding the foregoing, upon the occurrence of an Event of Default the Agent, with the concurrence of the Required Lenders, may notify the Borrower that all future servicing of Leases shall be undertaken by the Collateral Agent and the Borrower shall execute such notices of assignment and directions to pay as the Collateral Agent shall require to notify Lessees that all future rental payments, payments for physical damage insurance and all other payments under a Lease shall be payable solely and exclusively to the Collateral Agent for and on behalf of the Lenders.

          Section \10 Credit Approval Standards; Residual Values Standards; Insurance Standards. The Borrower's existing credit approval standards used to evaluate potential Lessees under Leases, and the Borrower's existing standards for establishing Residual Values for Related Equipment, are set forth and described in Schedule 6.5-1 and the Borrower's existing procedures and standards for insuring Related Equipment are set forth and described in Schedule 6.5-2. The Borrower will not change any such credit approval standards, residual value standards or insurance standards in any material respect without first obtaining the prior written consent of the Collateral Agent.

          Section 6.6 Account Verification. The Borrower will at any time and from time to time upon request of the Collateral Agent send requests for verification of Accounts or outstanding Leases to Lessees, account debtors and other obligors of or relating to any Collateral.

          Section 6.7  Lockbox; Collateral Account.

          (a) The Borrower will direct all present and future Lessees to make all payments constituting Collateral directly to the Lockbox.
     All of the Borrower's invoices, account statements and other written or oral communications directing, instructing, demanding or requesting payment of Leases shall conspicuously direct that all payments be made to the Lockbox and shall include the Lockbox address. Until the occurrence of a Default or Event of Default, all payments received in a Lockbox shall be processed in the ordinary course to the Borrower's demand deposit account maintained with the Agent. From and after the occurrence of a Default or Event of Default, all payments received in the Lockbox, in the Agent's discretion, shall be processed to the Collateral Account or to the Borrower's demand deposit account.

          (b) From and after receipt of written notice from the Agent directing it to do so, the Borrower will deposit in the Collateral Account or, at the Agent's option, deliver to the Agent, all collections on Leases and other rights to payment constituting Collateral, and all other cash proceeds of Collateral, which the Borrower may receive directly, notwithstanding its direction to Lessees to make payments to the Lockbox, immediately upon receipt thereof, in the form received, except for the Borrower's endorsement when deemed necessary. Until delivered to the Agent or deposited in the Collateral Account, all proceeds or collections of Collateral shall be held in trust by the Borrower for and as the property of the Lenders and shall not be commingled with any funds or property of the Borrower. Amounts deposited in the Collateral Account shall not bear interest and shall not be subject to withdrawal by the Borrower, except after full payment and discharge of all Obligations and termination of the Commitments. All collections shall constitute proceeds of Collateral and shall not constitute payment of any Obligation until applied thereto by the Agent. Finally collected funds from the Collateral Account shall be applied by the Agent to payment of the Notes in accordance with Section 5.3. All items delivered to the Agent or deposited in a Collateral Account shall be subject to final payment. If any such item is returned uncollected, the Borrower will immediately pay the Agent the amount of that item, or the Agent in its discretion may charge any uncollected item to the Borrower's demand deposit account or other account maintained with the Agent. The Borrower shall be liable as an endorser on all items deposited in the Collateral Account, whether or not in fact endorsed by the Borrower.

          Section 6.8 Performance of Borrower Obligations. If the Borrower at any time fails to perform or observe any of the covenants contained in this Article VI, and if such failure shall continue for a period of ten (10) calendar days after the Agent or the Collateral Agent gives the Borrower written notice thereof (or in the case of the agreements contained in Sections 6.3(n), 6.3(o) or 6.7, immediately upon the occurrence of such failure, without notice or lapse of time), the Agent or Collateral Agent may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Agent or Collateral Agent's option, in such Agent's name) and may, but need not, take any and all other actions which such Agent may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Agent on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys' fees and legal expenses) incurred by the Agent in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Agent, together with interest thereon from the date expended or incurred at the highest Default Rate then applicable to a Note. To facilitate the performance or observance by an Agent of such covenants of the Borrower, the Borrower hereby irrevocably appoints each Agent, acting alone, as the attorney-in-fact of the Borrower with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower under this
Section 6.8.

          Section 6.9 Release of Security Interest in Particular Leases. From time to time upon not less than two (2) Business Days prior written notice to the Agent and to the Collateral Agent (at its Administrative Address), but in any event not more frequently than once during any calendar week, and provided no Default or Event of Default shall have occurred and shall be continuing under this Agreement, the Collateral Agent shall release or subordinate (as the Borrower may request) the Security Interest in such Lease or Leases as the Borrower may specify and shall redeliver the original of such Lease or Leases to the Borrower so long as:

          (a) with respect to Working Capital Leases, the Borrower shall have provided the Collateral Agent and the Agent with a Collateral Coverage Certificate certifying that redelivery of any such Lease or Leases to the Borrower shall not result in a default under the minimum Collateral Coverage Ratio set forth in Section 9.10; and

          (b) with respect to Warehousing Leases, the Borrower shall have delivered to the Collateral Agent a new Borrowing Base Certificate certifying that redelivery of any such Lease or Leases to the Borrower shall not result in Warehousing Advances outstanding exceeding the Borrowing Base.

In the case of Leases covering Related Equipment in which the Borrower retains the residual interest, the Collateral Agent shall execute and deliver a subordination of the Security Interest in such Related Equipment. In the case of Leases covering Related Equipment in which the Borrower does not retain the residual interest, the Collateral Agent shall execute and deliver a release and termination of the Security Interest in such Related Equipment.

          Section 6.10 Financing Statement. A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by the Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the Security Interest granted hereby. For this purpose, the following information is set forth:

     Name and Address of Debtor:

     Capital Associates International, Inc.
     Capital Associates Tower
     Suite 3000
     7175 West Jefferson Avenue
     Lakewood, Colorado 80235
     Federal Tax Identification No. 84-0724694

     Name and Address of Secured Party:

     Norwest Equipment Finance, Inc.,
     As Collateral Agent
     9350 E. Arapahoe Road
     Suite 230
     Englewood, Colorado 80112
     Federal Tax I.D. No. 41-0982880

          Section 6.11 Further Documents. The Borrower will from time to time execute and deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements and other agreements and writings that either Agent may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the rights of the Lenders under this Agreement (but any failure to request or assure that the Borrower executes, delivers or endorses any such item shall not affect or impair the validity, sufficiency or enforceability of this Agreement and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

          Section 6.12 Collateral. This Agreement does not contemplate a sale by the Borrower to the Lenders of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Lenders' and Agents' duty of care with respect to Collateral in their possession (as imposed by law) shall be deemed fulfilled if reasonable care is exercised in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, if reasonable care is exercised in the selection of the bailee or other third person, and the Lenders and Agents need not otherwise preserve protect, insure or care for any Collateral. Neither the Lenders nor any Agent shall be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.

          Section 6.13 Security Interest in Motor Vehicles. With respect to all Related Equipment that is a motor vehicle subject to a certificate of title act, the Borrower shall take such steps as may be necessary to have the Collateral Agent shown on the related certificate of title as secured party and shall deliver possession of such completed certificate of title to the Collateral Agent. As to all Related Equipment that is a motor vehicle subject to a certificate of title act and is existing as of the Closing Date, the Borrower shall proceed diligently and in good faith to have the Collateral Agent shown as the sole and exclusive secured party thereon and shall promptly deliver to the Collateral Agent each such certificate of title in such form not later than ninety (90) days following the Closing Date.

                                ARTICLE VII

                           CONDITIONS OF LENDING

          Section 7.1 Conditions Precedent to Funding the Term Loans and Initial Advances. The obligation of the Lenders to fund the Term Loans and the Initial Advances hereunder is subject to the condition precedent that the Agent or the Collateral Agent, as the case may be, shall have received on or before such day the following, each in form and substance satisfactory to the Agent:

          (a) This Agreement, properly executed on behalf of the Borrower and each Lender.

          (b)  The Notes, properly executed on behalf of the Borrower.

          (c) The Guaranty of each Guarantor, properly executed on behalf of such Guarantor.

          (d) An Aircraft Security Agreement describing the Aircraft in appropriate detail, properly executed on behalf of the Borrower, together with appropriate searches of filing records of the Federal Aviation Administration demonstrating that the Security Interest granted in the Aircraft constitutes a first and prior lien on and security interest in the Aircraft, subject to no other liens, claims or interests of any other Person.

          (e) A Pledge and Security Agreement, properly executed on behalf of the Parent, together with original stock certificates (and stock powers signed in blank) representing all issued and outstanding common stock of the Borrower, CAI Equipment Leasing I Corp., CAI Equipment Leasing II Corp., CAI Equipment Leasing III Corp., CAI Equipment Leasing IV Corp. and CAI Securities Corporation and all common stock owned by the Parent of CAI (Japan), Inc.

          (f) A Pledge and Security Agreement, properly executed on behalf of CAI Equipment Leasing I Corp., CAI Equipment Leasing III Corp., CAI Equipment Leasing IV Corp. and CAI Partners Management Company, pledging their respective general partnership interests in all public income fund partnerships owned by each of them, together with copies of the partnership agreements with respect thereto and duly executed confirmation of pledge and notification of pledge letters in form and content acceptable to the Agent.

          (g) Original stock certificates representing all of the issued and outstanding common stock of CAI Partners Management Company, Capital Equipment Corporation, CAI Lease Securitization I Corp. and CAI Leasing Canada, LTD., together with stock powers executed in blank by the Borrower.

          (h) Partnership Agreements with respect to the limited partnership interests owned by the Borrower in all outstanding public income funds, together with duly executed confirmation of pledge and notification of pledge letters in form and content acceptable to the Agent.

          (i) Originals of all Leases constituting Eligible Leases, together with all Lease Collateral related thereto.

          (j) Evidence satisfactory to the Collateral Agent establishing that financing statements naming the Borrower as debtor and describing all Collateral have been filed in the appropriate filing office (or offices) in each jurisdiction in which Collateral is located.

          (k) Evidence satisfactory to the Collateral Agent establishing that financing statements naming each Guarantor named in subsection
     (f) above as debtor and describing the collateral covered by the respective Pledge and Security Agreement of such Guarantors have been filed in the appropriate filing office (or offices) in each jurisdiction in which collateral thereunder is located.

          (l) Current searches of appropriate filing offices (including, without limitation, patent and trademark offices, secretaries of state and county recorders) showing that no state or federal tax liens have been filed and remain in effect against the Borrower or any Guarantor, and no financing statements or other notifications or filings have been filed and remain in effect against the Borrower or any Guarantor, other than any such filings (i) which will be released of record upon payment to Mellon Bank, N.A. of proceeds of the Term Loans, (ii) with respect to Related Equipment securing Non-Recourse Debt of the Borrower or (iii) relating to Leases sold by the Borrower.

          (m) The Collateral Account and Lockbox Agreement, duly executed by the Borrower and the Agent, pursuant to which the Collateral Account and the Lockbox are established under the sole and exclusive control of the Agent.

          (n) A certified copy of the resolutions of the board of directors of the Borrower evidencing approval of all Loan Documents and the other matters contemplated hereby.

          (o) A certified copy of the resolutions of the board of directors of each Guarantor evidencing approval of the respective Guaranty to be executed by such Guarantor and, to the extent applicable, approval of the respective Pledge and Security Agreement to be executed by such Guarantor.

          (p) Copies of the articles of incorporation and bylaws of the Borrower, certified by the Secretary or Assistant Secretary of the Borrower as being true and correct copies thereof.

          (q) Copies of the articles of incorporation and bylaws of each Guarantor, certified by the Secretary or Assistant Secretary of each such Guarantor as being true and correct copies thereof.

          (r) A certificate of good standing of the Borrower from the State of Colorado, dated not more than sixty (60) days prior to the date hereof.

          (s) A certificate of good standing of each Guarantor from the respective state of its incorporation, dated not more than sixty (60) days prior to the date hereof.

          (t) A signed copy of a certificate of the Secretary or an Assistant Secretary of the Borrower which shall certify the names of the officers of the Borrower authorized to sign the Loan Documents and the other documents or certificates to be delivered pursuant to this Agreement by the Borrower or any of its officers, including requests for Term Loans and Advances, together with the true signatures of such officers. The Agent may conclusively rely on such certificate until it shall receive a further certificate of the Secretary or Assistant Secretary of the Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

          (u) A signed copy of a certificate of the Secretary or an Assistant Secretary of each Guarantor which shall certify the names of the officers of such Guarantor authorized to sign such Guarantor's respective Guaranty and, if applicable, Pledge and Security Agreement, and the other documents or certificates to be delivered pursuant thereto by such Guarantor or any of its officers, together with true signatures of such officers.

          (v) A signed copy of an opinion of counsel for the Borrower and each Guarantor, addressed to the Lenders, in form and content acceptable to the Lenders.

          (w) Certificates of insurance covering the Inventory Aircraft naming the Collateral Agent as loss payee, together with an acceptable lender's loss payable endorsement.

          (x) A Borrowing Base Certificate and a Collateral Coverage Certificate, each dated not more than five (5) days prior to the date hereof and duly executed on behalf of the Borrower, together with current leasing and servicing reports required pursuant to Section 9.1(c).

          0Q3  A collateral audit report satisfactory to the Lenders.

          (z) Audited consolidated financial statements of the Parent acceptable to the Agents for the period ended May 31, 1994 and unaudited consolidated balance sheets of the Parent for the quarter ended August 31, 1994.

          (aa) Evidence satisfactory to the Lenders that no material adverse change shall have occurred since the date of the audited financial statements referred to in subsection (z) above with respect to the Borrower or its businesses or prospects.

          (bb) Payment of all fees and expenses then due and payable pursuant to Sections 5.1 and 13.4 hereof.

          Section 7.2 Conditions Precedent to All Advances. The obligation of the Lenders to make each Advance shall be subject to the further conditions precedent that on such date:

          (a) the representations and warranties contained in Article VIII hereof are correct on and as of the date of such Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

          (b) no event has occurred and is continuing, or would result from such Advance, which constitutes a Default or an Event of Default.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants to the Lenders as follows:

          Section 8.1 Corporate Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. The Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents. Within the last twelve months, the Borrower has done business solely under the names set forth in Schedule 8.1-1. The chief executive office and principal place of business of the Borrower is located at the address set forth on the signature pages hereof, and all of the Borrower's records relating to its businesses or the Collateral are kept at that location. All Inventory and Equipment is located at that location or at one of the other locations set forth in
Schedule 8.1-2. The Borrower's tax identification number is correctly set forth in Section 6.10.

          Section 8.2 Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrower of the Loan Documents and the Borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not
(a) require any consent or approval of the stockholders of the Borrower,
(b) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof, (c) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Articles of Incorporation or Bylaws of the Borrower,
(d) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected, or (e) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

          Section 8.3 Legal Agreements. The Loan Documents constitute the legal, valid and binding obligations and agreements of the Borrower, enforceable against the Borrower in accordance with their respective terms, except to the extent the enforcement thereof may be limited by any applicable bankruptcy, insolvency or similar laws now or hereafter in effect affecting creditors' rights generally.

          Section 8.4 Subsidiaries. Neither the Parent nor the Borrower has any Subsidiaries other than those set forth in Schedule 8.4.

          Section 8.5 Financial Condition; No Adverse Change. The Borrower has heretofore furnished to the Agent audited consolidated financial statements of the Parent for its fiscal year ended May 31, 1994 and unaudited consolidated financial statements of the Parent for the quarter ended August 31, 1994, and those statements fairly present the financial condition of the Parent and its Subsidiaries on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP. Since the date of the most recent financial statements, there has been no material adverse change in the business, properties or condition (financial or otherwise) of the Parent and its Subsidiaries.

          Section 8.6 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Guarantor or the properties of the Borrower or any Guarantor before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or any Guarantor, would have a material adverse effect on the financial condition, properties or operations of the Borrower or any Guarantor, except as set forth and described in Schedule 8.6.

          Section 8.7 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

          Section 8.8 Taxes. The Borrower and each Guarantor has paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by it. The Borrower and each Guarantor has filed all federal, state and local tax returns which to the knowledge of the officers of the Borrower or such Guarantor, are required to be filed, and the Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due.

          Section 8.9 Titles and Liens. The Parent or a Subsidiary of the Parent has good and absolute title to all properties and assets reflected in the latest balance sheet referred to in Section 8.5, free and clear of all mortgages, security interests, liens and encumbrances, except for (i) mortgages, security interests and liens permitted by Section 10.1, and (ii) covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the business or operations of the Parent or any such Subsidiary as presently conducted. No financing statement naming the Borrower as debtor is on file in any office except to perfect security interests permitted by Section 10.1.

          Section 8.10 Plans. Except as set forth in Schedule 8.10, the Borrower does not maintain and has not in the past maintained any Plan.
The Borrower has not received any notice or has any knowledge to the effect that it is not in compliance in all material respects with any of the requirements of ERISA. To the best of the Borrower's knowledge, no Reportable Event or other fact or circumstance which may have an adverse effect on the Plan's tax qualified status exists in connection with any Plan. The Borrower does not have:

          (a) any accumulated funding deficiency within the meaning of ERISA; or

          (b) any material liability, or know of any material fact or circumstances which could result in any liability, to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than accrued benefits which or which may become payable to participants or beneficiaries of any such Plan).

          Section 8.11 Default. The Borrower and each Guarantor is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a material adverse effect on the financial condition, properties or operations of the Borrower or such Guarantor.

          Section 8.12 Environmental Protection. The Borrower and each Guarantor have obtained all permits, licenses and other authorizations which are required under federal, state and local laws and regulations relating to emissions, discharges, releases of pollutants, contaminants, hazardous or toxic materials, or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Laws") at such party's facilities or in connection with the operation of its facilities. Except as previously disclosed to the Agent in writing, the Borrower and each Guarantor and all activities of the Borrower and each Guarantor at its facilities comply with all Environmental Laws and with all terms and conditions of any required permits, licenses and authorizations applicable to the Borrower with respect thereto. Except as previously disclosed to the Agent in writing, the Borrower and each Guarantor is also in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any plan, order, decree, judgment or notice of which the Borrower and each Guarantor is aware. Except as previously disclosed to the Agent in writing, the Borrower and each Guarantor are not aware of, nor has the Borrower or any Guarantor received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any liability under, any Environmental Laws.

          Section 8.13 Submissions to Agents. All financial and other information provided to the Agent or the Collateral Agent by or on behalf of the Borrower or any Guarantor as to any Collateral or otherwise in connection with the Borrower's request for the Facilities contemplated hereby is true and correct in all material respects and, as to projections, valuations or pro forma financial statements, present a good faith opinion as to such projections, valuations and pro forma condition and results.

          Section 8.14 Financing Statements. The Borrower has signed and filed financing statements sufficient to perfect the Security Interest, to the extent the Security Interest can be perfected by filing. The Lenders have a valid and perfected security interest in all Collateral which is capable of being perfected by the filing of financing statements, subject to no prior security interest, assignment, lien or encumbrance except interests, if any, permitted by Section 10.1.

ARTICLE IX

AFFIRMATIVE COVENANTS OF THE BORROWER

          So long as any Note shall remain unpaid or any Commitment shall be outstanding, the Borrower will comply with the following covenants, unless the Required Lenders shall otherwise consent in writing:

          Section 9.1 Reporting Requirements. The Borrower will deliver, or cause to be delivered, to the Agent each of the following, which shall be in form and detail acceptable to the Agent:

          (a) as soon as available, and in any event within one hundred and five (105) days after the end of each fiscal year of the Parent, audited consolidated financial statements of the Parent with the unqualified opinion of independent certified public accountants selected by the Parent and acceptable to the Agent, which annual financial statements shall include the balance sheet of the Parent as at the end of such fiscal year and the related statements of income, retained earnings and cash flows of the Parent for the fiscal year then ended, prepared, if the Agent so requests, on a consolidating and consolidated basis to include all Subsidiaries of the Parent, all in reasonable detail and prepared in accordance with GAAP applied on a basis consistent with the accounting practices applied in the financial statements referred to in Section 8.5, together with (i) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default hereunder and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the requirements set forth in Sections 9.9 through 9.12; and
     (ii) a certificate of the chief financial officer of the Parent and of the Borrower, substantially in the form of Exhibit J, stating that such financial statements have been prepared in accordance with GAAP applied on a basis consistent with the accounting practices reflected in the annual financial statements referred to in Section 8.5 hereof and whether or not either such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

          (b)  as soon as available and in any event within thirty-five
     (35) days after the end of each month, an unaudited/internal consolidated balance sheet and statement of income and retained earnings of the Parent as at the end of and for such month and for the year to date period then ended, prepared, if the Agent so requests, on a consolidating and consolidated basis to include all Subsidiaries of the Parent, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP applied on a basis consistent with the accounting practices reflected in the financial statements referred to in Section 8.5, subject to year-end audit adjustments; and accompanied by a certificate of the chief financial officer of the Parent and of the Borrower, substantially in the form of Exhibit J, stating (i) that such financial statements have been prepared in accordance with GAAP applied on a basis consistent with the accounting practices reflected in the financial statements referred to in Section 8.5, subject to year-end audit adjustments, (ii) whether or not either such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and
     (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the requirements set forth in Sections 9.9 through 9.12;

          (c) within fifteen (15) days after the end of each month, a properly completed and executed Borrowing Base Certificate and Collateral Coverage Certificate, together with such servicing and other reports relating to the Leases and the Other Investment Assets as either Agent may, reasonably request;

          (d) not later than sixty (60) days following the beginning of each fiscal year of the Parent, the projected balance sheets and income statements for each month of such year, each in reasonable detail, representing the good faith projections of the Parent and certified by the Parent's and the Borrower's chief financial officer as being the most accurate projections available and identical to the projections used for internal planning purposes, together with such supporting schedules and information as the Agent in its discretion may reasonably require;

          (e) promptly after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower or any Guarantor of the type described in Section 8.6 or which seek a monetary recovery against the Borrower in excess of $100,000;

          (f) as promptly as practicable (but in any event not later than five (5) Business Days) after an officer of the Borrower obtains knowledge of the occurrence of any breach, default or event of default under any Loan Document or any event which constitutes a Default or Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such breach, default or event of default;

          (g) as soon as possible and in any event within thirty (30) days after the Borrower knows or has reason to know that any Reportable Event with respect to any Plan has occurred, the statement of the chief financial officer of the Borrower setting forth details as to such Reportable Event (including whether or not notice thereof has been waived) and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation (if given);

          (h) as soon as possible, and in any event within ten (10) days after the Borrower or any Guarantor fails to make any quarterly contribution required with respect to any Plan under Section 4.12(m) of the Internal Revenue Code of 1986, as amended, the statement of the chief financial officer of the Borrower or such Guarantor setting forth details as to such failure and the action which the Borrower or such Guarantor proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation;

          (i) promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Parent shall have sent to its stockholders;

          (j) promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Parent shall file with the Securities and Exchange Commission or any national securities exchange;

          (k) promptly upon knowledge thereof, notice of the violation by the Borrower or any Guarantor of any law, rule or regulation, the non-compliance with which, in the Borrower's reasonable opinion is likely to materially and adversely affect its business or its financial condition; and

          (l) from time to time, with reasonable promptness, any and all lease reports, receivables schedules, collection reports, deposit records, equipment schedules, copies of invoices to Lessees or other account debtors, shipment documents and delivery receipts for Equipment, and such other material, reports, records or information as either Agent from time to time may reasonably request.

          Section 9.2 Books and Records; Inspection and Examination. The Borrower and each Guarantor will keep accurate books of record and account for itself pertaining to the Borrower's business and financial condition and such other matters as either Agent may from time to time request in which true and complete entries will be made in accordance with GAAP consistently applied and, upon request of an Agent (and reasonable notice if an Event of Default is not then continuing), will permit any officer, employee, attorney or accountant for any Agent to audit, review, make extracts from or copy any and all corporate and financial books and records of the Borrower and each Guarantor at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the affairs of the Borrower and each Guarantor with any of its directors, officers, employees or agents. The Borrower will permit the Agents (and either of them), or their employees, accountants, attorneys or agents (upon reasonable notice if an Event of Default is not then continuing), to examine and inspect any property of the Borrower or any Guarantor at any time during ordinary business hours, subject, however, to the rights of any Lessee with respect to any Related Equipment.

          Section 9.3 Account Verification. The Borrower will, and will cause each Guarantor to, at any time and from time to time upon request of an Agent send requests for verification of any Collateral or notices of assignment to Lessees and other account debtors and obligors.

          Section 9.4 Compliance with Laws; Environmental Indemnity. The Borrower will, and will cause each Guarantor to, (a) comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition, (b) comply with all applicable Environmental Laws and obtain any permits, licenses or similar approvals required by any such Environmental Laws, and (c) use and keep the Collateral, and will require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance. The Borrower will indemnify, defend and hold the Lenders harmless from and against any claims, loss or damage to which any Lender may be subjected as a result of any past, present or future existence, use, handling, storage, transportation or disposal of any hazardous waste or substance or toxic substance by the Borrower or on property owned, leased or controlled by the Borrower. This indemnification agreement shall survive the termination of this Agreement and payment of all Obligations.

          Section 9.5 Payment of Taxes and Other Claims. The Borrower will pay or discharge (or cause Lessees to pay or discharge), and will cause each Guarantor to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including, without limitation, the Collateral) prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Borrower or any Guarantor; provided, that no such party shall be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

          Section 10K Maintenance of Properties. The Borrower will keep and maintain all of its Equipment (or cause each Lessee to keep and maintain all Related Equipment), records, computers and other properties necessary or useful in conducting its business in good condition, repair and working order (normal wear and tear excepted); provided, however, that nothing in this Section 9.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable judgment of the Borrower, desirable in the conduct of the Borrower's business and not disadvantageous in any material respect to the Lenders.

          Section 9.7 Insurance. The Borrower will obtain and at all times maintain, or cause Lessees to obtain and maintain (with respect to Related Equipment) insurance with insurers believed by the Borrower to be responsible and reputable, in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates, in any event, in accordance with the Borrower's insurance standards and procedures as set forth and described in Schedule 6.5-2. In addition, within ninety
(90) days after the Closing Date, the Borrower will cause the Collateral Agent to be named as loss payee on each policy of insurance insuring Related Equipment with respect to any Eligible Lease.

          Section 9.8 Preservation of Corporate Existence. The Borrower will, and will cause each Guarantor to, preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner; provided, however, that any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Parent, the Borrower or any other Guarantor and any Subsidiary may be dissolved or otherwise liquidated so long as the resulting assets are transferred to the Parent or the Borrower.

          Section 9.9 Interest Coverage Ratio. The Borrower will ensure that the Parent, on a consolidated basis, maintains at all times the Interest Coverage Ratio of the Parent and its consolidated Subsidiaries at not less than 1.20 to 1.00.

          Section 9.10 Minimum Collateral Coverage Ratio. The Borrower will maintain at all times its Collateral Coverage Ratio at not less than
1.25 to 1.00.

          Section 9.11 Leverage Ratio. The Borrower will ensure that the Parent, on a consolidated basis, maintains at all times the Leverage Ratio of the Parent and its consolidated Subsidiaries at not greater than 2.50 to 1.00.

          Section 9.12 Minimum Tangible Net Worth. The Borrower will ensure that the Parent, on a consolidated basis, maintains at all times the Tangible Net Worth of the Parent and its consolidated Subsidiaries at not less (i) than $20,000,000 plus (ii) seventy-five percent (75%) of the Parent's consolidated annual net income determined in accordance with GAAP (with no deduction for a loss) for each year commencing with the year ending May 31, 1995.

          Section 9.13 Cash Flow Coverage Ratio. The Borrower will ensure that the Parent, on a consolidated basis, maintains at all times its Cash Flow Coverage Ratio at not less than 1.40 to 1.00.

          Section 9.14 Non-Residual Collateral Coverage Ratio. The Borrower will maintain at all times from and after February 28, 1996 its Non-Residual Collateral Coverage Ratio at not less than 1.15 to 1.00.

          Section 9.15 Equipment Classification Concentration Limit. The Borrower will at no time permit the adjusted net book value of an Equipment type (as set forth and described in Schedule 9.15) to be greater than fifteen percent (15%) of the total adjusted net book value of all of the Borrower's Equipment.

                                 ARTICLE X

                            NEGATIVE COVENANTS

          So long as any Note shall remain unpaid or any Commitment shall remain outstanding, the Borrower will comply with the following covenants, unless the Required Lenders shall otherwise consent in writing.

          Section 10.1 Liens. The Borrower will not, and will not permit any Guarantor to, create, incur or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, assignment or transfer upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing:

          (a)  the Security Interest;

          (b) mortgages, deeds of trust, pledges, liens, security interests and assignments in existence on the date hereof and listed in Schedule 10.0;

          (c) liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 9.5;

          (d) materialmen's, merchants', carriers', worker's, repairer's, or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 9.5;

          (e) pledges or deposits to secure obligations under worker's compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

          (f) zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of the Borrower or the value of such property for the purpose of such business; and

          (g) liens securing Non-Recourse Debt, provided that such liens shall extend to or cover only the Leases funded by such Non-Recourse Debt, payments due under such Leases and the Related Equipment covered by such Leases.

          Section 10.2 Indebtedness. The Borrower will not, and will not permit any Guarantor to, incur, create, assume or permit to exist any recourse indebtedness or liability on account of deposits or advances or any recourse indebtedness for borrowed money, or any other recourse indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

          (a)  Obligations arising hereunder;

          (b)  indebtedness in existence on the date hereof and listed in
     Schedule 10.0; and

          (c)  Non-Recourse Debt.

          Section 10.3 Guaranties. The Borrower will not, and will not permit any Guarantor to, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

          (a) the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business; and

          (b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date hereof and listed in Schedule 10.0.

          Section 10.4 Investments. The Borrower will not, and will not permit any Guarantor to, purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including specifically but without limitation any partnership or joint venture, except:

          (a) investments in Subsidiaries of the Borrower or the Parent as shown and described in Schedule 10.0;

          (b) investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated "A-1" or "A-2" by Standard & Poors Corporation or "P-1" or "P-2" by Moody's Investors Service or certificates of deposit or bankers' acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers' acceptances are fully insured by the Federal Deposit Insurance Corporation);

          (c) investments in Leases, conditional sales agreements and loans to customers of the Borrower secured by Equipment purchased by the Borrower and sold, or to be sold or leased, to such customer, and progress payments and other investments for the purchase of Equipment; provided, that, in each such case the Equipment with respect to which any such Lease, conditional sales agreement, loan or other investment is made is the subject of a commitment to purchase or lease the related Equipment by a customer of the Borrower meeting the credit standards set forth in Schedule 6.5-1;

          (d) investments in general partnership and class B limited partnership interests in public income fund partnerships, provided that any such general or limited partnership interest is pledged to the Lenders as additional Collateral hereunder;

          (e) investments not to exceed $400,000 at any time outstanding in loans to brokers for purchases of equipment for resale; and

          (f) investments in loans by the Borrower to the Parent solely for the purpose of providing the Parent with funds needed by the Parent to repay principal which has been demanded under one or more of the Parent Demand Notes: provided, however, that any such loans by the Borrower to the Parent may be made only if (i) no Default or Event of Default shall have occurred and is existing under this Agreement as of the date such loan is made and (ii) the Borrower shall have delivered to the Agent a certificate establishing that, upon funding of any such loan, the Borrower will not thereafter be in Default under any covenant, agreement or provision of this Agreement.

          Section 10.5 Restricted Payments. The Borrower will not, and will not permit any Guarantor to, declare or pay any dividends on any shares of any class of stock of the Borrower or any Guarantor or directly or indirectly apply any assets of the Borrower or any Guarantor to the redemption, retirement, purchase or other acquisition of any shares of any class of stock of the Borrower or any Guarantor, except:

          (a)  payments by Subsidiaries of the Borrower to the Borrower;

          (b) payments by Subsidiaries of the Parent to the Parent which, in turn, are contributed by the Parent to the Borrower as additional equity; and

          (c) dividends or similar payments by the Borrower to the Parent solely for the purpose of providing the Parent with funds needed by the Parent to repay principal which has been demanded under one or more the Parent Demand Notes; provided, however, that any such dividends or payments by the Borrower to the Parent may be made only if (i) no Default or Event of Default shall have occurred and is existing under this Agreement as of the date such dividends or payments are made and (ii) the Borrower shall have delivered to the Agent a certificate establishing that, upon funding of any such dividends or payments, the Borrower will not thereafter be in Default under any covenant, agreement or provision of this Agreement.

          Section 10.6 Sale or Transfer of Assets; Suspension of Business Operations. The Borrower will not, and will not permit any Guarantor to, sell, lease, assign, transfer or otherwise dispose of the stock of any Guarantor or Borrower or all or a substantial part of its assets (whether in one transaction or in a series of transactions) to any other Person other than the sale of Leases in the ordinary course of business, and will not liquidate, dissolve or suspend its business operations.

          Section 10.7 Consolidation and Merger; Asset Acquisitions. The Borrower will not, and will not permit any Guarantor to, consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person, unless the Borrower or a Guarantor survives as the sole remaining entity.

          Section 10.8 Sale and Leaseback. The Borrower will not, and will not permit any Guarantor to, enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower or any Guarantor shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower or any Guarantor intends to use for substantially the same purpose or purposes as the property being sold or transferred.

          Section 10.9 Restrictions on Nature of Business. The Borrower will not, and will not permit any Guarantor to, engage in any line of business materially different from that presently engaged in by the Borrower or any such Guarantor and will not purchase, lease or otherwise acquire assets not related to its business.

          Section 10.10 Accounting. The Borrower will not, and will not permit any Guarantor to, adopt any material change in accounting principles other than as required by generally accepted accounting principles. The Borrower will not, and will not permit any Guarantor to, adopt, permit or consent to any change in its fiscal year.

          Section 10.11 Change in Management, Ownership or Control. The Borrower will not issue or sell any capital stock of the Borrower so as to change the percentage of voting stock currently owned by the Parent and will not permit more than one of the following key executives to leave the employ of the Borrower during any period of twelve (12) calendar months:

                         Dennis J. Lacey
                         John E. Christensen
                         Richard H. Robinson
                         Anthony M. DiPaolo
                         John F. Olmstead


                                ARTICLE XI

                  EVENTS OF DEFAULT; RIGHTS AND REMEDIES

          Section 11.1 Events of Default. "Event of Default", wherever used herein, means any one of the following events:

          (a) Default in the payment of any interest on or principal of any Note when it becomes due and payable; or

          (b) Default in the payment of any fees, costs or expenses required to be paid by the Borrower under this Agreement or any other Loan Document and the continuance of such default for a period of five
     (5) calendar days after demand therefor from the Agent; or

          (c) Default in the making of any mandatory prepayment of principal of Advances or Term Loans, as the case may be, when required under Section 5.2(c), and the continuance of such default for a period of five (5) calendar days after demand therefor by the Agent; or

          (d) Default in the performance, or breach, of any covenant or agreement on the part of the Borrower contained in Section 6.4 or in Sections 9.9 through 9.12 hereof and the continuance of such default for a period of five (5) calendar days after notice thereof from the Agent; or

          (e) Default in the performance, or breach, of any covenant or agreement of the Borrower in this Agreement other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and the continuance of such default or breach for a period of thirty (30) days after there has been given a written notice specifying such default or breach and requiring it to be remedied; or

          (f) The Borrower or any Guarantor shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Borrower or any Guarantor shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower or any Guarantor and such appointment shall continue undischarged for a period of thirty (30) days; or the Borrower or any Guarantor shall institute (by petition, application, answer, consent or otherwise) any insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower or any Guarantor; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any Guarantor and such judgment, writ, or similar process shall not be released, vacated or fully bonded within 30 days after its issue or levy; or

          (g) A petition naming the Borrower or any Guarantor as debtor shall be filed under the United States Bankruptcy Code; or

          (h) Any representation or warranty made by the Borrower in this Agreement or by the Borrower (or any of its officers) in any request for a Borrowing, Borrowing Base Certificate, Collateral Coverage Certificate or any other certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect in any material respect when made; or

          (i) The rendering against the Borrower or any Guarantor of a final judgment, decree or order for the payment of money in excess of $100,000 (unless the payment of such judgment is fully insured) and the continuance of such judgment, decree or order unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution; or

          (j) A default under any other Loan Document or under any security agreement, mortgage, deed of trust, assignment or other instrument or agreement securing any Obligations or any Guaranty; or

          (k) A default under any bond, debenture, note or other evidence of indebtedness of the Borrower or any Guarantor or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such Loan Document, security document, evidence of indebtedness, indenture or other instrument, excluding, however, any such default relating to Non-Recourse Debt so long as the effect thereof does not and will not impose any liability upon the Borrower or any Guarantor; or

          (l) Any Reportable Event (other than any Reportable Event with respect to which notice has been waived by the Pension Benefit Guaranty Corporation), which an Agent determines in good faith constitutes grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to the Borrower by the Agent or any Lender; or any Plan shall have been terminated, or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan and, with respect to any thereof, the Agent determines that it is likely that the Borrower will incur a liability in excess of $100,000; or

          (m) The Borrower or any Guarantor shall liquidate, dissolve, terminate or suspend all or substantially all of its business operations or otherwise fail to operate its business in the ordinary course, or sell all or substantially all of its assets, without the prior written consent of the Required Lenders; or

          (n) The Borrower shall fail to pay, withhold, collect or remit any tax or tax deficiency when assessed or due (other than any tax deficiency which is being contested in good faith and by proper proceedings and for which it shall have set aside on its books adequate reserves therefor) or notice of any state or federal tax liens shall be filed or issued.

          Section 11.2 Rights and Remedies. Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured to the written satisfaction of the Required Lenders, the Agent, with the concurrence of the Required Lenders, may (and upon written request of the Required Lenders shall), exercise any or all of the following rights and remedies:

          (a) By notice to the Borrower, declare the Commitments to be terminated, whereupon the same shall forthwith terminate;

          (b) By notice to the Borrower, declare the entire unpaid principal amount of the Notes then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Notes, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower;

          (c) Without notice to the Borrower and without further action, apply any and all money owing by any Lender to the Borrower to the payment of the Notes, including interest accrued thereon, and of all other sums then owing by the Borrower hereunder;

          (d) Exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC including, without limitation, the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral, and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Collateral Agent at a place to be designated by the Collateral Agent which is reasonably convenient to both parties; any notice of intended disposition of any of the Collateral required by law shall be deemed commercially reasonable if such notice is mailed or delivered to the Borrower in accordance with this Agreement at least ten (10) days before the date of any such disposition;

          (e) Exercise and enforce all voting and other rights as holder of the Equity Interests and notify the partnerships and other obligors with respect thereto to make all future payments and distributions on account thereof solely and exclusively to the Agent and exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC with respect thereto, including the right to offer and sell all or any portion of the Equity Interests privately to purchasers who will agree to take such Collateral for investment and not with a view to distribution and who will agree to the imposition of restrictive legends on any certificates representing such Collateral and the right to arrange for a sale which would otherwise qualify as exempt from registration under the Securities Act of 1933;

          (f) Exercise and enforce all rights and remedies available under the Guaranties, Aircraft Security Agreement and the Pledge and Security Agreements, or any of them; and

          (g) Exercise any other rights and remedies available to the Agents or the Lenders by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 11.1(g) with respect to the Borrower, the entire unpaid principal amount of the Notes, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.

                                ARTICLE XII

                                 THE AGENT

          Section 12.1 Authorization; Powers; Agent for Collateral Purposes. Each Lender irrevocably appoints and authorizes the Agent and the Collateral Agent to act on behalf of such Lender to the extent provided herein or in any Loan Document or other document or instrument delivered hereunder or in connection herewith, and to take such other action as may be reasonably incidental thereto. In particular, the Agents are hereby appointed as collateral agents to act for and on behalf of each Lender for purposes of perfecting each such Lender's Security Interest in that portion of the Collateral with respect to which perfection can be obtained by possession. In furtherance of the foregoing, and not in limitation thereof, each Lender irrevocably authorizes the Agents to execute and deliver and perform their respective obligations under this Agreement and each of the Loan Documents to which such Agent is a party, and to exercise all rights, powers and remedies that the Agents may have hereunder or thereunder, including, without limitation, the appointment of the Agents as nominal beneficiary or nominal secured party, as the case may be, under certain of the Loan Documents and all related UCC financing statements, and generally authorize the Collateral Agent to act as agent in the holding, perfecting and disposing of Collateral under the Loan Documents. As to any matters not expressly provided for by this Agreement or the Loan Documents, the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instruments shall be binding upon all Lenders; provided, however, that except for action expressly required of an Agent hereunder, the Agents shall in all cases be fully justified in failing or refusing to act hereunder unless they shall be indemnified to their satisfaction by the Lenders against any and all liability and expense which may be incurred by them by reason of taking or continuing to take any such action, and the Agents shall not in any event be required to take any action which is contrary to this Agreement, the Loan Documents or applicable law.

          Section 12.2 Application of Proceeds. The Agent, after deduction of any costs of collection as provided in Section 12.3, shall remit to each Lender that Lender's respective Percentage of all payments of principal, interest and fees payable hereunder. Each Lender's interest under the Loan Documents shall be repayable solely from payments, collections and proceeds actually received by either Agent under the Loan Documents and the Agent's only liability to the Lenders with respect to any such payments, collections and proceeds shall be to account for each Lender's respective Percentage of such payments, collections and proceeds in accordance with this Agreement. If the Agent is ever required for any reason to refund any such payments, collections or proceeds, each Lender will refund to the Agent, upon demand, its respective Percentage of such payments, collections or proceeds, together with a percentage of interest or penalties, if any, payable by the Agent in connection with such refund. If any Lender has wrongfully refused to fund its Percentage of any Borrowing, or if the outstanding principal balance of the Advances under a Facility made by any Lender is for any other reason less than its respective Percentage of the aggregate principal balance of all Advances under that Facility, the Agent may remit payments received by it to the other Lenders until such payments have reduced the aggregate amounts owed by the Borrower to the extent that the aggregate amount of the Advances owing under such Facility to such Lender are equal to its Percentage of the aggregate amounts of the Advances owing to all of the Lenders under such Facility. The foregoing provision is intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Lender has breached its obligations hereunder and shall not be deemed to excuse any Lender from such obligations.

          Section 12.3 Expenses. All payments, collections and proceeds received or effected by either Agent may be applied, first, to pay or reimburse such Agent for all reasonable costs and expenses at any time incurred by or imposed upon such Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorneys' fees, foreclosure expenses and advances made to protect the security of any Collateral). If an Agent does not receive payments, collections or proceeds sufficient to cover any such costs and expenses within five days after their incurrence or imposition, each Lender shall, upon demand, remit to such Agent its Percentage of the difference between
(i) such costs and expenses and (ii) such payments, collections and proceeds, together with interest for each day on such amount until so remitted at a rate equal to the Federal Funds Rate for each such day.

          Section 12.4 Payments Received Directly by Lenders. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Term Loan or Advance made by such Lender or on account of any fees under this Agreement (other than through distributions made in accordance with Section 12.2 hereof) in excess of such Lender's Percentage of all such payments received by the Lenders, such Lender shall promptly give notice of such fact to the Agent and shall promptly remit to the Agent such amount as shall be necessary to cause the remitting Lender to share such excess payment or other recovery ratably with each of the Lenders in accordance with their respective Percentages, together with interest for each day on such amount until so remitted at a rate equal to the Federal Funds Rate for each such day; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such remitting Lender or holder, the remittance shall be restored to the extent of such recovery.

          Section 12.5 Indemnification. Each Lender severally (but not jointly) hereby agrees to indemnify and hold harmless each Agent, as well as each Agent's agents, employees, officers and directors, ratably according to the respective outstanding principal amounts of the Term Loans and Advances then held by each of them, from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses (including attorneys' fees and expenses) of any kind or nature whatsoever, which are imposed on, incurred by, or asserted against an Agent or its agents, employees, officers or directors in any way relating to or arising out of this Agreement or the Loan Documents, or as a result of any action taken or omitted to be taken by an Agent; provided, however, that no Lender shall be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses resulting from the gross negligence or wilful misconduct of an Agent. Notwithstanding any other provision of the Loan Documents, each Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

          Section 12.6 Exculpation. Neither Agent shall be liable for any action taken or omitted to be taken by an Agent in connection with this Agreement or the Loan Documents, except for its own gross negligence or wilful misconduct. The Agents shall be entitled to accept Leases as Eligible Leases based upon the representations, certifications and statements of the Borrower that any such Leases constitute Eligible Leases and, whether or not the Collateral Agent reviews any supporting documentation delivered in connection therewith, the Collateral Agent shall ot be deemed to have knowledge that any Lease is not an EligibleLease unless it shall be so advised by the Borrower. The Collateral Agent shall not be required to review any Lease or Lease Collateral for conformity with the requirements set forth in this Agreement and, instead, shall be entitled to rely upon representations to that effect from the Borrower; provided, however, that the Collateral Agent shall conduct audits of the Collateral with the same frequency, diligence and care as would otherwise be exercised by the Collateral Agent with respect to collateral held by the Collateral Agent entirely for its own account. Each Agent shall be entitled to rely upon advice of counsel concerning legal matters, the advice of independent public accountants with respect to accounting matters and advice of other experts as to other matters and upon this Agreement, any Loan Documents and any schedule, certificate, statement, report, notice or other writing which it reasonably believes to be genuine or to have been presented by a proper Person. Neither Agent nor any of its directors, officers, employees or agents shall (a) be responsible for any recitals, representations or warranties contained in, or for the execution validity, genuineness, effectiveness or enforceability of this Agreement, any Loan Document, any Lease or any other item of Collateral or instrument or document delivered hereunder or in connection herewith, (b) be responsible for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any Collateral, (c) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by the Borrower or any other obligor of its obligations, or (d) in any event, be liable as such for any action taken or omitted by it or them. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity.

          Section 12.7 Agent and Subsidiaries. Each Agent shall have the same rights and powers hereunder in its individual capacity as Lender as any other Lender, and may exercise or refrain from exercising the same as though it were not an Agent hereunder, and each Agent and its affiliates may accept deposits from or generally engage in any kind of business with the Borrower or any affiliate of the Borrower as fully as if such Agent were not an Agent hereunder.

          Section 12.8 Credit Investigation. Each Lender acknowledges that it has made such inquiries and taken such care on its own behalf as would have been the case had its Commitments been granted and the Term Loans and Advances made directly by such Lender to the Borrower without the intervention of either Agent or any other Lender. Each Lender agrees and acknowledges that neither Agent makes any representations or warranties about the creditworthiness of the Borrower or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Loan Document, and Collateral or any other instrument or document delivered hereunder or in connection herewith.

          Section 12.9 Defaults. Neither Agent shall be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than under Sections 11.1(a), 11.1(b) or 11.1(c)) unless an Agent has received notice from a Lender or the Borrower specifying the occurrence of such Default or Event of Default. In the event that an Agent receives such a notice of the occurrence of a Default, or Event of Default the Agent shall give prompt notice thereof to the Lenders. In the event of any Default or Event of Default, the Agent (subject to Section 12.5 hereof) shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

          Section 12.10 Obligations Several. The obligations of each Lender hereunder are the several obligations of such Lender, and no Lender nor either Agent shall be responsible for the obligations of any other Lender or Agent hereunder, nor will the failure by either Agent or any Lender to perform any of its obligations hereunder relieve an Agent or any other Lender from the performance of its respective obligations hereunder. Nothing contained in this Agreement, and no action taken by any Lender or Agent pursuant hereto or in connection herewith or pursuant to or in connection with the Loan Documents shall be deemed to constitute the Lenders, together or with or without the Agents, a partnership, association, joint venture, or other entity.

          Section 12.11 Addition of Lenders. It is contemplated that additional lenders (herein each an "Additional Lender") will be added to this Agreement from time to time until the Warehousing Commitment Amount is increased to an amount not less than the maximum Warehousing Commitment Amount as set forth in the definition of "Warehousing Commitment Amount" in
Section 1.1, but only if the Borrower and the Agents have provided their prior written approval of such Additional Lenders. Notwithstanding the foregoing, the Borrower expressly acknowledges and agrees that neither Agent nor any Lender shall have any obligation to obtain Commitments from any such Additional Lenders and that, even if such Additional Lenders are not obtained, neither of the Agents nor any Lender shall have any commitment or obligation to increase its respective Warehousing Commitment above the amount set forth on the signature pages hereof. Upon the addition of any Additional Lender, each existing Lender may assign all or a portion of such Lender's Notes, Advances, Term Loans and Commitments to such Additional Lender for purposes of adjusting such Lender's Commitments hereunder in consideration of the new Notes, Advances, Term Loans and Commitments of such Additional Lender. To confirm the status of each Additional Lender as a party to this Agreement and to evidence its respective obligations, rights and agreements hereunder:

          (a) the Agents, each existing Lender and the Additional Lender shall execute and deliver to the Agent an assumption certificate in substantially the form of Exhibit K (an "Assumption Certificate"); and

          (b) the Borrower will execute and deliver to the Agent for delivery to the appropriate Lender and to the Additional Lender, new Notes payable to the order of such Additional Lender and the appropriate Lender in respective amounts corresponding to the applicable Commitments of each such Additional Lender and the other Lenders. Such new Notes shall be dated the effective date of such Assumption Certificate and shall otherwise be in the form of Exhibits C-1, C-2 and C-3, as appropriate. All new Notes issued to an existing Lender shall be deemed issued in substitution for, but not in satisfaction or payment of, the Notes being replaced thereby and all new Notes shall be treated as Notes for purposes of this Agreement.

Upon the execution and delivery of any Assumption Certificate and appropriate Notes as provided above (i) this Agreement shall be deemed amended to the extent, and only to the extent, necessary to reflect the addition of any Additional Lender therein described and the resulting adjustment of the Percentages and the Commitments arising therefrom, (ii) the existing Lenders shall be relieved of all obligations hereunder to the extent of the reduction of their respective Commitments and to the extent of the reduction of their respective Percentages and (iii) each Additional Lender shall become a party hereto and shall be entitled to all rights, benefits and privileges accorded to a Lender herein and in each other Loan Document and subject to all obligations of a Lender hereunder including, without limitation, the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of the Required Lenders or all Lenders. In order to facilitate the addition of Additional Lenders, the Borrower and the existing Lenders shall cooperate fully with the Agent in connection therewith and shall provide all reasonable assistance requested by the Agent relating thereto, including, without imitation, the furnishing of such written materials and financial information regarding the Borrower as the Agent may reasonably request, the execution of such documents as the Agent may reasonably request and the participation by officers of the Borrower and the Lenders in a meeting or teleconference call with any proposed Additional Lender.

          Section 12.12 Participation. Each Lender may grant participation in all or a portion of its Notes, Advances, Term Loans and Commitments to any domestic or foreign commercial bank (having a branch office in the United States), insurance company, or an affiliate of such Lender. No holder of any such participation shall be entitled to require any Lender to take or omit to take any action hereunder. The Lenders shall not, as among the Borrower, the Agent and the Lenders, be relieved of any of their obligations hereunder as a result of any such granting of a participation. The Borrower hereby acknowledges and agrees that any participant described in this Section may rely on, and possess all rights under, any opinions, certificates, or other instruments or documents delivered under or in connection with any Loan Document. Except as set forth in this Section 12.12 , no Lender may grant any participation in the Notes, Advances, Term Loans or Commitments.

          Section 12.13 Borrower not a Beneficiary or Party. The provisions and agreements in this Article XII are solely among the Lenders and the Agents and, except as specifically set forth in Section 12.11, the Borrower shall not be considered a party thereto or a beneficiary thereof.

                               ARTICLE XIII

                               MISCELLANEOUS

          Section 13.1 No Waiver; Cumulative Remedies. No failure or delay in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

          Section 13.2 Amendments, Requested Waivers, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Required Lenders and, if the rights or duties of the Agents are affected thereby, by the affected Agent; provided that no amendment, modification, termination, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following: (a) increase the amount of such Lender's Commitments, (b) reduce the amount of any payment of principal of or interest on such Lender's Advances or Term Loans or the fees payable to such Lender hereunder, (c) postpone any date fixed for any payment of principal of or interest on such Lenders' Advances or the fees payable to such Lender hereunder, (d) change the definitions of "Borrowing Base", "Minimum Collateral Coverage Ratio" or "Required Lenders," or any other definitions referred to therein or necessary to the understanding thereof, or (e) amend this Section 13.2 or any other provision of this Agreement requiring the consent or other action of all of the Lenders. Any waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

          Section 13.3 Addresses for Notices, Etc. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and mailed or delivered to the applicable parties at their respective addresses set forth on the execution pages hereto, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications, when delivered, shall be effective upon actual delivery and when mailed, shall be effective when sent by nationally recognized overnight mail courier or delivery service, addressed as aforesaid, except that notices or requests to the Agent or any Lender pursuant to any of the provisions of Articles II, III or IV shall not be effective until received by the Agent or such Lender.

          Section 13.4 Costs and Expenses. The Borrower will reimburse the Lenders and the Agents for (i) any and all out-of-pocket costs and expenses, including without limitation attorneys' fees, lien and UCC searches, title searches and other similar expenses, paid or incurred by the Lenders in connection with the preparation of the Loan Documents and any other document or agreement related hereto or thereto, and the transactions contemplated hereby (which amount shall be paid on the Closing
Date) and the negotiation of any amendments, modifications or extensions to or of any of the foregoing documents, instruments or agreements and the preparation of any and all documents necessary or desirable to effect such amendments, modifications or extensions; (ii) customary transaction fees of the Agents or the Lenders incurred in connection with the loans contemplated hereby; (iii) fees in connection with any audits or inspections by any Agent of any Collateral or the operations or business of the Borrower, whether conducted at the Borrower's premises or at an Agent's premises (subject, however, to Section 5.1 (f)); and (iv) any and all other out-of-pocket expenses incurred by any Lender or Agent in connection with any of the transactions contemplated hereby or in connection with the enforcement by the Lenders and/or the Agents of any of the rights or remedies of the Lenders under this Agreement or any of the foregoing documents, instruments or agreements or under applicable law, whether or not suit is filed with respect thereto; provided, however, that the Borrower shall not be obligated to pay or reimburse a Lender which is not then acting as an Agent hereunder for more than $5,000 for the attorneys' fees incurred by such Lender in connection with its review of the Loan Documents for purposes of becoming a Lender hereunder.

          Section 13.5 Indemnity. In addition to the payment of expenses pursuant to Section 13.4, the Borrower agrees to indemnify, defend and hold harmless each Lender and each Agent, and any of their respective participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees and agents of any Lender or Agent (the "Indemnitees"), from and against (i) any claims, loss or damage to which any Indemnitee may be subjected as a result of any past, present or future existence, use, handling, storage, transportation or disposal of any hazardous waste or substance or toxic material by the Borrower or with respect to any Equipment or other property owned, leased or controlled by the Borrower,
(ii) any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement and the other Loan Documents or the making of any Advances or Term Loans, and (iii) any and all liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) in connection with any investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against such Indemnitee, in any manner relating to or arising out of or in connection with, the making of any Advances or Term Loans or entering into this Agreement or any other Loan Documents or the use or intended use of the proceeds of the Advances or Term Loans, excepting, however, from the foregoing any such liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses resulting from the wilful misconduct or gross negligence of an Indemnitee (the "Indemnified Liabilities"). If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon request of such Indemnitee, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower's sole cost and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligations of the Borrower under this Section 13.5 shall survive termination of this Agreement and the discharge of the Borrower's Obligations.

          Section 13.6 Execution in Counterparts. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

          Section 13.7 Governing Law; Waiver of Jury Trial. The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Colorado. The Borrower hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to any Loan Document to which it is a party or any instrument or document delivered thereunder.

          Section 13.8 Arbitration.

          (a) Binding Arbitration. Upon the demand of the Borrower, the Agent or a Lender (collectively the "parties"), whether made before the institution of any judicial proceeding or not more than sixty (60) days after service of a complaint, third party compliant, cross-claim or counterclaim or any answer thereto or any amendment to any of the above, and subject in all events to Section 13.8(c), a Dispute (as defined below) shall be resolved by binding arbitration in accordance with the terms of the arbitration program described in this Section
     13.8 (the "Arbitration Program"). A "Dispute" shall include any action, dispute, claim, or controversy of any kind, whether founded in contract, tort, statutory or common law, equity, or otherwise, now existing or hereafter occurring between the parties arising out of, pertaining to or in connection with any of the Loan Documents. The parties understand that they have decided that the Dispute may be submitted to arbitration rather than being decided through litigation in court and that once decided by an arbitrator the claims involved cannot later be brought, filed or pursued in court.

          (b) Governing Rules. Arbitrations conducted pursuant to this Arbitration Program, including selection of arbitrators, shall be administered by the American Arbitration Association ("Administrator") pursuant to the Commercial Arbitration rules of the Administrator. Arbitrations conducted pursuant to the terms hereof shall be governed by the laws of the State of Colorado, including the provisions of CRS 13-22-201 et seq. and CRS 13-21-102 (5). Judgment upon any award rendered hereunder may be rendered in any court having jurisdiction, provided, however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or similar governing state law. Any party who fails to submit to binding arbitration following a lawful demand by the opposing party shall bear all costs and expenses, including reasonable attorney's fees, incurred by the opposing party in completing arbitration of any Dispute.

          (c) No Waiver; Preservation of Remedies; Multiple Parties. No provision of, nor the exercise of any rights under this Aribtration Program shall limit the right of any party to (i) foreclose against any Collateral or other security for any Obligations or exercise with respect to the Collateral any other rights or remedies available to a secured party under the UCC after default, (ii) exercise self-help remedies (including repossession and setoff rights) as permitted under the UCC or otherwise or (iii) obtain provisional or ancillary remedies such as injunctive relief, sequestration, attachment, replevin, garnishment, or the appointment of a receiver from a court having jurisdiction. Such rights may be exercised at any time except to the extent such action is contrary to a final award or decision in any arbitration proceeding and any such rights may be exercised during the pendency of any such arbitration proceeding. The institution and maintenance of an action with respect to the Collateral as described above shall not constitute a waiver of the right of any party, including the plaintiff, to submit the Dispute to arbitration, nor render inapplicable the compulsory arbitration provisions hereof. Any claim or Dispute related to exercise of any self-help, auxiliary or other exercise of rights under this Section 13.8(c) shall be a Dispute hereunder.

          (d) Arbitrator Powers and Qualifications; Awards. Arbitrator(s) shall resolve all Disputes in accordance with the applicable substantive law. Arbitrator(s) may make an award of attorneys' fees and expenses if permitted by law or the agreement of the parties. All statutes of limitation applicable to any Dispute shall apply to any proceeding in accordance with this Arbitration Program. Any arbitrator selected to act as the only arbitrator in a Dispute shall be required to be a practicing attorney with not less than 10 years practice in commercial law in the State of Colorado. With respect to a Dispute in which the claims or amounts in controversy do not exceed five hundred thousand dollars ($500,000), a single arbitrator shall be chosen and shall resolve the Dispute. In such case, the arbitrator shall have authority to render an award up to but not to exceeding five hundred thousand dollars ($500,000), including all damages of any kind whatsoever, costs, fees and expenses. Submission to a single arbitrator shall be a waiver of all parties' claims to recover more than five hundred thousand dollars ($500,000). A Dispute involving claims or amounts in controversy exceeding five hundred thousand dollars ($500,000) shall be decided by a majority vote of a panel of three arbitrators (an "Arbitration Panel"). An Arbitration Panel shall be composed of one arbitrator who would be qualified to sit as a single arbitrator in a Dispute decided by one arbitrator, one who has at least ten (10) years experience in commercial lending and one who has at least ten (10) years experience in the Borrower's type of business. Arbitrator(s) may, in the exercise of their discretion at the written request of a party in any Dispute, (i) consolidate in a single proceeding any multiple party claims that are substantially identical and (ii) administer multiple arbitration claims as class actions in accordance with Rule 23 of the Federal Rules of Civil Procedure. The arbitrator(s) shall be empowered to resolve any Dispute regarding the terms of this Agreement or the arbitrability of any Dispute or any claim that all or any part (including this provision) is void or voidable but shall have no power to change or alter the terms of this Agreement. The award of the arbitrator(s) shall be in writing and shall specify the factual and legal basis for the award.

          (e) Miscellaneous. To the maximum extent practicable, the Administrator, the arbitrator(s) and the parties shall take any action necessary to require that an arbitration proceeding hereunder be concluded within one hundred eighty (180) days of the filing of the Dispute with the Administrator. The arbitrator(s) shall be empowered to impose sanctions for any party's failure to proceed within the times established herein. Arbitration proceedings hereunder shall be conducted in Denver, Colorado at a location determined by the Administrator. In any such proceeding a party shall state as a counterclaim any claim which arises out of the transaction or occurrence or is in any way related to the Loan Documents which does not require the presence of a third party which could not be joined as a party in the proceeding. The provisions of this Arbitration Program shall survive any termination, amendment, or expiration of the Loan Documents and repayment in full of all Obligations unless the parties otherwise expressly agree in writing. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or as required by applicable law or regulation. If as a result of a Dispute a claim is filed in small claims court and the Dispute, including all cross-claims and counter-claims is properly venued in small claims court, then the party that demands arbitration of the claims and thereby removes the case from small claims court shall pay the full of the Administrator and the fees, costs and expenses of the arbitrator for the Dispute.

          Section 13.9 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

          Section 13.10 Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                         [SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.



Address:                      CAPITAL ASSOCIATES INTERNATIONAL, INC.

Capital Associates Tower
Suite 3000
7175 West Jefferson Avenue    By:  /s/John E. Christensen
Lakewood, Colorado 80235           __________________________________
Attn: Senior Vice President        John E. Christensen
and Chief Financial Officer        Its:  Senior Vice President
Fax No.: (303) 980-7065



Address:                      NORWEST BANK COLORADO,
                              NATIONAL ASSOCIATION, as Agent
1740 Broadway
Denver, Colorado 80274-8673
Attn: Sandra A. Sauer         By:  /s/Sandra A. Sauer
Fax No.: (303) 863-6670            __________________________________
                                   Sandra A. Sauer
                                   Its:  Vice President



Address:                      NORWEST EQUIPMENT FINANCE,
                              INC., as Collateral Agent
Investors Building
Suite 300
733 Marquette Avenue          By:  /s/Judy I. VanOsdel
Minneapolis, Minnesota             ___________________________________
55479-2048                         Judy I. VanOsdel
Attn: Robert Stark                 Its:  Assistant Vice President
Fax No.: (612) 667-0721

Administrative Address:

9350 E. Arapahoe Road
Suite 230
Englewood, Colorado 80112
Attn: Nancy Sheridan
Fax No.: (303) 792-5653

Address:                      NORWEST BANK COLORADO,
                              NATIONAL ASSOCIATION, as Lender
1740 Broadway
Denver, Colorado 80274-8673
Attn: Sandra A. Sauer         By:  /s/Sandra A. Sauer
Fax No.: (303) 863-6670            _______________________________
                                   Sandra A. Sauer
                                   Its:  Vice President

Term Loan Commitment:         $3,250,000
Term Loan Percentage:           25%
Working Capital Commitment:   $2,500,000
Working Capital Percentage:     50%
Warehousing Commitment:       $1,750,000
Warehousing Percentage:       14.58333%



Address:                      NORWEST EQUIPMENT FINANCE, INC.,
                              as Lender
Investors Building
Suite 300                     By:  /s/Judy I. VanOsdel
733 Marquette Avenue               _______________________________
Minneapolis, Minnesota             Judy I. VanOsdel
55479-2048                         Its:  Assistant Vice President
Attn: Robert Stark
Fax No.: (612) 667-0721

Term Loan Commitment:         $3,250,000
Term Loan Percentage:            25%
Working Capital Commitment:   $    0
Working Capital Percentage:        0%
Warehousing Commitment:       $4,250,000
Warehousing Percentage:        35.41666%



Address:                      FIRST INTERSTATE BANK
                              OF DENVER, N.A.
633 17th Street
Denver, Colorado 80270
Attn: Kirk D. Reed            By:  /s/Kirk D. Reed
Fax No.: (303) 293-5467            _____________________________________
                                   Kirk D. Reed
                                   Its:  Vice President
Term Loan Commitment:         $6,500,000
Term Loan Percentage             50%
Working Capital Commitment:   $2,500,000
Working Capital Percentage:       50%
Warehousing Commitment:       $6,000,000
Warehousing Percentage:           50%